UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 1-K
ANNUAL REPORT

ANNUAL REPORT PURSUANT TO REGULATION A OF THE SECURITIES ACT OF 1933
For the fiscal year ended December 31, 2017

HC GOVERNMENT REALTY TRUST, INC.
(Exact name of issuer as specified in its charter)

I.R.S. Employment Identification Number: 51-1867397

Maryland	32-0467957
(State or other jurisdiction of incorporation or organization)	(I.R.S. No.)

1819 Main Street, Suite 212 Sarasota, FL	20036
(Address of principal executive offices)	(Zip Code)

(941) 955-7900
Issuer’s telephone number, including area code

Common Stock
(Title of each class of securities issued pursuant to Regulation A)

Part II.

In this annual report, references to the “Company,” “we,” “us” or “our” or similar terms refer to HC Government Realty Trust, Inc. a Maryland corporation, together with its consolidated subsidiaries, including HC Government Realty Holdings, L.P., a Delaware limited partnership, which we refer to as our Operating Partnership. We refer to Holmwood Capital, LLC, a Delaware limited liability company, as Holmwood, and Holmwood Capital Advisors, LLC, a Delaware limited liability company, as our Manager. As used in this annual report on Form 1-K, an affiliate of, or person affiliated with, a specified person, is a person, who or which, directly or indirectly through one or more intermediaries, controls, is controlled by, or is under common control with, the person specified.

STATEMENTS REGARDING FORWARD-LOOKING INFORMATION

We make statements in this annual report on Form 1-K or this annual report, that are forward-looking statements within the meaning of the federal securities laws. The words “believe,” “estimate,” “expect,” “anticipate,” “intend,” “plan,” “seek,” “may,” and similar expressions or statements regarding future periods are intended to identify forward-looking statements. These forward-looking statements involve known and unknown risks, uncertainties and other important factors that could cause our actual results, performance or achievements, or industry results to differ materially from any predictions of future results, performance or achievements that we express or imply in this annual report or in the information incorporated by reference in this annual report.

The forward-looking statements included in this annual report are based upon our current expectations, plans, estimates, assumptions and beliefs that involve numerous risks and uncertainties. Assumptions relating to the foregoing involve, among other things, judgments with respect to future economic, competitive and market conditions and future business decisions, all of which are difficult or impossible to predict accurately and many of which are beyond our control. Although we believe that the expectations reflected in such forward-looking statements are based on reasonable assumptions, our actual results and performance could differ materially from those set forth in the forward-looking statements. Factors that could have a material adverse effect on our operations and future prospects include, but are not limited to:

●
our ability to effectively deploy the proceeds raised in our securities offering,
●
changes in economic conditions generally and in the real estate and securities markets specifically,
●
the ability of our Manager to source, originate and acquire suitable investment opportunities,
●
our expectation that there will be opportunities to acquire additional properties leased to the United States of America,
●
our expectations regarding demand by the federal government for leased space,
●
the GSA (acting for the United States as Tenant) renewing or extending one or more of the leases for one or more of our GSA Properties (as defined below), whether pursuant to early termination options or at lease-end, and if not renewed or extended that we will be successful in re-leasing the space.
●
the impact of changes in real estate needs and financial conditions of federal, state and local governments,
●
acts of terrorism and other disasters that are beyond our control,
●
legislative or regulatory changes impacting our business or our assets (including changes to the laws governing the taxation of real estate investment trust (“REITs”) and SEC guidance related to Regulation A or the JOBS Act,
●
our ability to raise equity or debt capital,
●
our compliance with applicable local, state and federal laws, including the Investment Advisers Act of 1940, as amended (the “Advisers Act”), the Investment Company Act of 1940, as amended (the “40 Act”) and other laws, or
●
changes to generally accepted account principles, or GAAP.

Any of the assumptions underlying forward-looking statements could be inaccurate. You are cautioned not to place undue reliance on any forward-looking statements included in this annual report. All forward-looking statements are made as of the date of this annual report and the risk that actual results will differ materially from the expectations expressed in this annual report will increase with the passage of time. Except as otherwise required by the federal securities laws, we undertake no obligation to publicly update or revise any forward-looking statements after the date of this annual report, whether as a result of new information, future events, changed circumstances or any other reason. In light of the significant uncertainties inherent in the forward-looking statements included in this annual report, the inclusion of such forward-looking statements should not be regarded as a representation by us or any other person that the objectives and plans set forth in this annual report will be achieved.

Item 1. Business

The Company

We were formed in 2016 as a Maryland corporation, and incident to filing our federal income tax return for, and commencing with, our fiscal year ended December 31, 2017, we will elect to be taxed as a REIT for federal income tax purposes. We were formed primarily to source, acquire, own and manage built-to-suit or improved-to-suit, single-tenant properties leased by the United States of America and administered by the U.S General Services Administration or directly by the occupying agency, both of which are referred to as GSA Properties. We invest primarily in GSA Properties across secondary and smaller markets with sizes ranging from 5,000-50,000 rentable square feet, and in their listed lease term after construction or improvement to post-9/11 standards. We further emphasize GSA Properties that fulfill mission critical or citizen service functions. Leases associated with the GSA Properties in which our company invests are full faith and credit obligations of the United States of America.

We are currently offering up to $30,000,000 of our common stock for $10.00 per share (the “Initial Offering”) pursuant to a qualified offering statement on Form 1-A (File No.: 024-10563) and a Final Offering Circular dated December 18, 2017, as supplemented.

Our principal objective is the creation of value for stockholders by utilizing our relationships and knowledge of GSA Properties, specifically, the acquisition, management and disposition of GSA Properties. On December 31, 2017, our portfolio consisted of (i) our Initial Owned Properties, acquired by our company on June 10, 2016, for a purchase price of $11,050,596, financed with proceeds from the issuance of our 7.00% Series A Cumulative Convertible Redeemable Preferred Stock or Series A Preferred Stock, secured mortgage financing in the original principal amount of $7,225,00, unsecured seller financing in the original principal amount of $2,019,789 and $1,000,000 in original principal amount of our unsecured loan from Holmwood; (ii) our GSA Property acquired by our company on March 31, 2017, for a purchase price of $14,717,937, financed with proceeds from senior mortgage debt in the original principal amount of $10,875,000 and $3,842,937 in original aggregate principal amount of unsecured debt from two of our directors; (iii) seven properties contributed to us as of the initial closing by Holmwood, including three properties for which we received all of the rights to the profits, losses, any distributed cash flow and all of the other benefits and burdens of ownership for federal income tax purposes rather than a fee simple interest, each pursuant to the Contribution Agreement; (iv) our GSA Property acquired by our company on July 25, 2017, for a purchase price of $4,797,072, financed with secured mortgage financing in the original principal amount of $3,530,00, and proceeds from our Initial Offering of $1,179,458; and (v) our GSA Property acquired by our company on November 21, 2017, for a purchase price of $8,273,349, financed by secured mortgage debt in original principal amount of $6,991,250 and proceeds from our Initial Offering of $1,282,099.

A description of our portfolio of GSA Properties and the terms of their acquisition by us or contribution to us is incorporated by reference herein from the Final Offering Circular located at: https://www.sec.gov/Archives/edgar/data/1670010/000165495417011730/hcgr_253g2.htm under the caption “DESCRIPTION OF OUR PROPERTIES.”

The GSA-leased, real estate asset class has a number of attributes that we believe will offer our stockholders significant benefits, including a highly creditworthy and very stable tenant base, long-term lease structures and low risk of tenant turnover. GSA leases are backed by the full faith and credit of the United States, and the GSA has never experienced a financial default. Payment of rents under GSA leases are funded through the Federal Buildings Fund and are not subject to direct federal appropriations, which can fluctuate with federal budget and political priorities. In addition to presenting reduced risk of default, GSA leases typically have long initial terms of ten to 20 years with renewal leases having terms of five to ten years, which limit operational risk. Upon renewal of a GSA lease, base rent typically is reset based on a number of factors at the time of renewal, including inflation and the replacement cost of the building, that generally we expect will increase over the life of the lease.

GSA-leased properties generally provide attractive investment opportunities but require specialized knowledge and expertise. Each U.S. Government agency has its own customs, procedures, culture, needs and mission, which results in different requirements for its leased space. Furthermore, the GSA-leased sector is highly fragmented with a significant amount of non-institutional owners, who lack our infrastructure and experience with GSA-leased properties. Moreover, while there are a number of national real estate brokers that hold themselves out as having GSA-leased property expertise, there are no national or regional clearing houses for GSA-leased properties. We believe this fragmentation can be ascribed particularly to the U.S. Government’s – including GSA’s – procurement policies, including policies of preference for small, female and minority owned businesses. As of August 2015, the largest owner of GSA-leased properties owned approximately 3.5% of the GSA-leased properties on a rent per square foot (RSF) basis, and the ten largest owners of GSA-leased properties collectively owned approximately 17% of the GSA-leased properties by RSF.1 Long-term relationships and specialized institutional knowledge regarding the agencies, their space needs and the hierarchy and importance of a property to its tenant agency are crucial to understanding which agencies and properties present the greatest likelihood of long-term agency occupancy, and, therefore, to identifying and acquiring attractive GSA-leased properties. Our portfolio is diversified among occupancy agencies, including a number of the largest and most essential agencies, such as the Drug Enforcement Administration, the Federal Bureau of Investigation, the Social Security Administration and the Department of Transportation.

We operate as an “UPREIT”, which means we own our GSA-leased properties through single-purpose entities that are wholly owned by our Operating Partnership. While we focus on investments in GSA Properties, in the future we also may invest in state and local government, mission critical single tenant properties or properties previously (but not exclusively) leased to the United States, the GSA or one or more occupying agencies. We are externally managed and advised by Holmwood Capital Advisors, LLC, a Delaware limited liability company. Our Manager will make all investment decisions for us. Our Manager is owned equally by Robert R. Kaplan and Robert R. Kaplan, Jr., individually, Stanton Holdings, LLC, which is controlled by Edwin M. Stanton, and by Baker Hill Holding LLC, which is controlled by Philip and Vickie Kurlander. The officers of our Manager are Messrs. Edwin M. Stanton, President, Robert R. Kaplan, Jr., Vice President, Philip Kurlander, Treasurer, and Robert R. Kaplan, Secretary. Our Manager will be overseen by our board of directors. For more information on our executive officers and directors please see "Item 3. Directors and Executive Officers” below.

We believe the extensive knowledge of U.S. Government properties and lease structures of each of our Manager, its principals and executive officers, allows us to execute transactions efficiently. Additionally, we believe that our ability to identify and implement building improvements increases the likelihood of lease renewal and enhances the value of our portfolio. Our Manager’s experienced team brings specialized insight into the mission and hierarchy of occupying agencies, so that we are able to gain a deep understanding of the U.S. Government’s long-term strategy for a particular agency and its resulting space needs. This allows us to target properties used by agencies that will have enduring criticality and the highest likelihood of lease renewal. Lease duration and the likelihood of renewal are further increased as properties are tailored to meet the specific needs of individual agencies, such as specialized environmental and security upgrades.

Our Manager and its principals and executive officers have a network of relationships with real estate owners, investors, operators and developers of all sizes and investment formats, across the United States and especially in relation to GSA Properties. We believe these relationships provide us with a competitive advantage, greater access to off-market transactions and flexibility in our investment choices to source and acquire GSA Properties.

We believe in the long-term there will be a consistent flow of GSA Properties in our target markets for purposes of acquisition, leasing and managing, which we expect will enable us to continue our platform into the foreseeable future. We acquire GSA Properties located across secondary and smaller markets throughout the United States. We do not anticipate making acquisitions outside of the United States or its territories.

1 Colliers International

We primarily make direct acquisitions of GSA Properties, but we may also invest in GSA Properties through indirect investments, such as joint ventures which may or may not be managed or affiliated with our Manager or its affiliates, and whereby we may own less than a 100% of the beneficial interest therein; provided, that in such event, we will acquire at least 50 percent of the outstanding voting securities in the investment, or otherwise comply with SEC staff guidance regarding majority-owned subsidiaries so that the investment meets the definition of “majority-owned subsidiary” under the 40 Act. While our Manager does not intend for these types of investments to be a primary focus, we may make such investments in our Manager’s sole discretion.

Our Competitive Strengths and Strategic Opportunities

We believe the experience of our Manager, its affiliates, principals and executive officers, as well as our investment strategies, distinguish us from other real estate companies. We believe that we will be benefitted by the alignment of the following competitive strengths and strategic opportunities:

High Quality Portfolio Leased to Mission-Critical U.S. Government Agencies

●
We own a portfolio of 13 GSA Properties, comprised of ten GSA Properties we own in fee simple and three additional GSA Properties for which we have all of the rights to the profits, losses, any distributed cash flow and all of the other benefits and burdens of ownership included for federal income tax purposes, each of which is leased to the United States. As of the date of this annual report, based upon net operating income, the weighted average age of our portfolio was approximately 10 years, and the weighted average remaining lease term is approximately 9.3 years if none of the early termination rights are exercised and 5.9 years, if all of the early termination rights are exercised.

●
All of our GSA Properties are occupied by agencies that serve mission-critical or citizen service functions.

●
Our GSA Properties generally meet our investment criteria, which target GSA Properties across secondary or smaller markets with sizes ranging between 5,000-50,000 rentable square feet and in their first term after construction or improvement to post-9/11 standards.

Aligned Management Team

●
Upon completion of our Initial Offering, assuming we sell the maximum amount, our senior management team will own beneficially approximately 31.20% of our common stock on a fully diluted basis, which will help to align their interests with those of our stockholders. This amount does not include equity issuable to our Manager in payment of acquisition fees, which will equal 1% of acquisition costs for each property we acquire.

●
A significant portion of our Manager’s fees will be accrued and eventually paid in stock, which will be issued upon the earlier of listing on a national securities exchange or March 31, 2020, which will also align the interests of our Manager with those of our stockholders.

Asset Management

●
Considerable experience in developing, financing, owning, managing, and leasing real properties, including GSA Properties across the U.S. (transactions involving approximately $3 billion of GSA Properties and other government leased assets).

●
Relationships with real estate owners, developers, brokers and lenders should allow our company to source off-market or limited-competitive acquisition opportunities at attractive cap rates.

●
In-depth knowledge of the GSA procurement process, GSA requirements, and GSA organizational dynamics. The GSA build-to-suit lease process is detailed and requires significant process-specific expertise as well as extensive knowledge of GSA building requirements and leases.

●
Strong network of professional and advisory relationships, including BB&T Capital Markets, financial advisor to our Manager.

Property Management

●
Significant experience in property management and oversight of third party property managers, focusing on the day-to-day management of our portfolio, including cleaning, repairs, landscaping, collecting rents, handling compliance with zoning and regulations.

Credit Quality of Tenant

●
Leases are full faith and credit obligations of the United States and, as such, are not subject to the risk of annual appropriations.

●
High lease renewal rates for GSA Properties in first term (average of 93% for single-tenant properties, 95% for single-tenant, built-to-suit properties).2

●
Based on 2014 GSA statistics, since 2001 average duration of occupancy for federal agencies in the same leased building is 25 years.  From 2001 through 2010, the GSA exercised the right to terminate prior to the end of the full lease term at a rate of 1.73%, according to Colliers International research.3

●
Leases typically include inflation-linked rent increases associated with certain property operating costs, which the Company believes will mitigate expense variability.

Fragmented Market for Assets Within Company Acquisition Strategy

●
Our Manager has observed that the market of owners and developers of targeted assets appears highly fragmented with the majority of ownership distributed among small regional owners and developers.

●
Based on our research, newly constructed, first-generation, GSA Properties currently trade at an average cap rate of 6.75% compared to 4.5% - 5.5% for all investment grade-rated, single tenant, triple net lease properties4 and less than 2.5% for 10-year U.S. Treasury bonds.5

Large Inventory of Targeted Assets

●
Over 1,300 GSA Properties in our targeted size are spread throughout U.S.6

●
Company strategy of mitigating lease renewal risk by owning specialized, mission critical and customer service GSA Properties, plus portfolio diversification by agency and location and through careful acquisition of staggered lease expirations.

Investment Strategy

We believe there is a significant opportunity to acquire and build a portfolio consisting of high-quality GSA Properties at attractive risk-adjusted returns. We seek primarily to acquire “citizen service” GSA Properties, or GSA Properties that are “mission critical” to an agency’s function. Further, we primarily target GSA Properties located in secondary or smaller markets, with sizes ranging from 5,000 to 50,000 rentable square feet, and in their first term after construction or to post-9/11 standards.

2 GSA
3 Colliers International GSA-X-CHANGE 2014 GSA Industry Data.
4 RCAnalytics
5 As of November 7, 2017
6 GSA

We target GSA Properties that are LEED® certified or energy star rated. Of our portfolio of 13 GSA Properties, six are LEED® certified and another GSA Property is in the LEED® certification process.

We believe the subset of GSA Properties on which we focus is highly fragmented and often overlooked by larger investors, which can provide opportunities for us to buy at more attractive pricing compared to other properties within the asset class. We also believe selection based on agency function, building use and location in these smaller markets will help to mitigate risk of non-renewal. While we intend to focus on this subset of GSA Properties, we are not limited in the properties in which we may invest. We have the flexibility to expand our investment focus as market conditions may dictate and, as determined in the sole discretion of our Manager, subject to broad investment guidelines or our Investment Guidelines, and investment policies or our Investment Policies, adopted by our board of directors, as either may be amended by the board of directors from time to time.

Our Investment Policies are more specifically described in “Policies with Respect to Certain Activities - Investment Policies.” Our Investment Policies provide our Manager with substantial discretion with respect to the selection, acquisition and management of specific investments, subject to the limitations in the Management Agreement. Our Manager may revise our Investment Policies without the approval of our board of directors or stockholders; provided, however, that our Manager may not acquire properties falling outside our Investment Guidelines without the approval of our board of directors. Our board also may adjust our Investment Policies and will review them at least annually to determine whether the policies are in the best interests of our stockholders.

Growth Strategy

Value-Enhancing Asset Management

●
Our management team focuses on the efficient management of our GSA Properties and on improvements to our GSA Properties that enhance their value for our occupancy agency and improve the likelihood of lease renewal.

●
We also seek to reduce operating costs at all of our GSA Properties, often by implementing energy efficiency programs that help the U.S. Government achieve its conservation and efficiency goals.

●
Our asset management team also conducts frequent audits of each of our GSA Properties in concert with the GSA and the occupying agency in order to keep each facility in optimal condition, allowing the agency to better perform its stated mission and helping to position us as a “GSA partner of choice.”

Renew Existing Leases at Positive Spreads

●
We intend to renew leases of GSA Properties at positive spreads.

●
Upon lease renewal, GSA rental rates typically are reset based on a number of factors, including inflation, the replacement cost of the building at the time of renewal and enhancements to the property since the date of the prior lease.

●
During the term of a GSA lease, we work in close partnership with the GSA to implement improvements at our GSA Properties to enhance the occupying agency’s ability to perform its stated mission, thereby increasing the importance of the building to the occupying agency and the probability of an increase in rent at lease renewal.

Reduce Property-Level Operating Expenses

●
We manage our GSA Properties to increase our income by continuing to reduce property-level operating costs.

●
We manage our GSA Properties in a cost-efficient manner so as to eliminate any excess spending and streamline our operating costs.

●
When we acquire a GSA Property, we review all property-level operating expenditures to determine whether and how the GSA Property can be managed more efficiently.

Item 2. Management’s Discussion and Analysis of Financial Condition and Results of Operations

Overview

We are an externally-managed real estate company, formed to grow our business of acquiring, developing, financing, owning and managing properties leased primarily to the United States of America, acting either through the GSA or directly through the federal government agencies or departments occupying such properties, including such properties owned by special purpose entities contributed to our operating partnership by Holmwood, our accounting predecessor. We invest primarily in GSA Properties across secondary and smaller markets, in sizes that range from 5,000-50,000 rentable square feet, these are their first term after construction or improvement to post-9/11 standards. We further emphasize GSA Properties that fulfill mission critical or direct citizen service functions.  We intend to grow our portfolio primarily through acquisitions of single-tenanted, federal government-leased properties in such markets; although, at some point in the future we may elect to develop, or joint venture with others in the development of, competitively bid, build-to-suit, single-tenant, federal government-leased properties, or buy facilities that are leased to credit-worthy state or municipal tenants.

As of April 27, 2018, the Company owned 13 GSA Properties, comprised of ten GSA Properties that we own in fee simple and three additional GSA Properties for which we have all of the rights to the profits, losses, any distributed cash flow and all of the other benefits and burdens of ownership including for federal income tax purposes, each of which is leased to the United States. Our portfolio of GSA Properties, or our portfolio, contains approximately 263,045 rentable square feet located in nine states with three additional GSA Properties under contract for an additional 56,121 rentable square feet, or our pipeline. As of April 27, 2018 our portfolio and pipeline properties are 100% leased to the United States of America and occupied, or to be occupied on completion, by federal government agencies. Based on net operating income of each property, the properties have a weighted average remaining lease term of 9.3 years if none of the early termination rights are exercised and 5.9 years if the early termination right are exercised.

Our Operating Partnership holds substantially all of our assets and conducts substantially all of our business. As of April 27, 2018, on a fully diluted basis, we owned approximately 53.73% of the aggregate common limited partnership interests in our Operating Partnership. We were formed in 2016 as a Maryland corporation and incident to filing our federal income tax return and commencing with our fiscal year ended December 31, 2017, we will elect to be taxed as a REIT for federal income tax purposes.

Our Predecessor

The term, “our predecessor”, refers to Holmwood and its three, remaining, consolidated, single purpose, wholly owned subsidiaries. Each such remaining subsidiary holds the fee interest in a GSA Property, the rights to the profits from, the leases for, any distributed cash flow from, and all of the benefits and burdens of ownership, including for federal income tax purposes, of which were contributed to our Operating Partnership by Holmwood.

Operating Results – HC Government Realty Trust, Inc.

For the year ended December 31, 2017

At December 31, 2017, we owned ten properties and all of the rights to the profits, losses, any distributed cash flow and all of the other benefits and burdens of ownership including for federal income tax purposes for three other properties. Our portfolio of properties at December 31, 2017 consisted of the following: (i) three GSA Properties, or our Initial Owned Properties, acquired by our company on June 10, 2016, for a purchase price of $11,050,596, financed with proceeds from the issuance of our 7.00% Series A Cumulative Convertible Redeemable Preferred Stock or Series A Preferred Stock, secured mortgage financing in the original principal amount of $7,225,00, unsecured seller financing in the original principal amount of $2,019,789 and $1,000,000 in original principal amount of our unsecured loan from Holmwood; (ii) our GSA Property acquired by our company on March 31, 2017, for a purchase price of $14,717,937, financed with proceeds from senior mortgage debt in the original principal amount of $10,875,000 and $3,842,937 in original aggregate principal amount of unsecured debt from two of our directors; (iii) seven properties contributed to us as of the initial closing by Holmwood, including three properties for which we received all of the rights to the profits, losses, any distributed cash flow and all of the other benefits and burdens of ownership for federal income tax purposes rather than a fee simple interest, each pursuant to the Contribution Agreement; (iv) our GSA Property acquired by our company on July 25, 2017, for a purchase price of $4,797,072, financed with secured mortgage financing in the original principal amount of $3,530,00, and proceeds from our Initial Offering of $1,179,458; and (v) our GSA Property acquired by our company on November 21, 2017, for a purchase price of $8,273,349, financed by secured mortgage debt in original principal amount of $6,991,250 and proceeds from our Initial Offering of $1,282,099. The portfolio contains 263,045 square feet located in nine states and is 100% leased to the United States and either administered by the GSA or occupying department or agency.

Our operating activity includes the operating activity of the seven properties contributed to us from the period May 26, 2017 though December 31, 2017.

We earned revenues of $4,764,562 and incurred operating costs, excluding depreciation and amortization, of $2,558,399 for the year ended December 31, 2017. Our net operating income was $2,206,163 and after deducting depreciation and amortization of $1,675,079, interest expense of $1,990,858 and Series A Preferred Stock dividends of $316,095, our net loss attributed to our common shareholders was $1,531,025.

For the period from of March 11, 2016 (date of inception) to December 31, 2016

On June 10, 2016, the company acquired three properties containing 43,984 square feet located in two states. The properties are 100% leased to the United States, administered by the GSA and occupied by the Social Security Administration in the instance of two of the properties and by the Department of Transportation in the instance of the third property. Total costs for the properties were $11,050,596 and were financed with $1,805,807 of proceeds from our Series A Preferred Stock, $2,019,789 of seller financing and a $7,225,000 bank loan. For the period from March 11, 2016 (date of inception) to December 31, 2016, we earned revenues from operations of $747,477 and incurred operating costs, excluding depreciation and amortization, of $314,866. Our net operating income was $432,611 and after deducting depreciation and amortization of $302,484, interest expense of $256,171 and Series A Preferred Stock dividends of $104,636, our net loss attributed to our common shareholders was $230,680. The aforementioned activity represents the financial results of our Initial Owned Properties.

Operating Results – Predecessor

For the period from January 1, 2017 to May 26, 2017.

Immediately prior to our predecessor contributing its portfolio of properties to us on May 26, 2017, our predecessor owned seven properties, containing 110,352 square feet located in five states. All of our predecessor’s properties are 100% leased to the United States of America, six of them are administered by the GSA, the seventh being administered by the occupying agency. For the period from January 1, 2017 to May 26, 2017 our predecessor earned revenues of $1,433,437 from its property portfolio. Operating costs, excluding depreciation and amortization, totaled $503,390 and net operating income was $930,047 for the period from January 1, 2017 to May 26, 2017.  After deducting depreciation and amortization of $478,377 and interest expense of $474,471 from our operating income, our predecessor incurred a net loss of $22,801 for the period from January 1, 2017 to May 26, 2017.

For the year ended December 31, 2016

At December 31, 2016, our predecessor owned seven properties, containing 110,352 square feet located in five states. All of our predecessor’s properties are 100% leased to the United States of America, six of them are administered by the GSA, the seventh being administered by the occupying agency. In this period from its property portfolio our predecessor earned revenues of $3,711,168. Operating costs, excluding depreciation and amortization, totaled $1,166,623 and net operating income was $2,544,545 for the year ended December 31, 2016.  After deducting depreciation and amortization of $1,228,064 and interest expense of $1,224,717 from our predecessor’s operating income, our predecessor’s net income was $91,764 for the year ended December 31, 2016.

Calculating Net Operating Income

We believe that our net operating income, or NOI, a non-GAAP measure, is a useful measure of our operating performance. We define NOI as total property revenues less total property operating expenses, excluding depreciation and amortization and interest expense. Other REITs may use different methodologies for calculating NOI, and accordingly, our NOI may not be comparable to the NOI of other REITs. We believe that NOI as we calculate it, provides an operating perspective not immediately apparent from GAAP operating income or net income. We use NOI to evaluate our performance on a property-by-property basis, because NOI more meaningfully reflects the core operations of our properties as well as their performance by excluding items not related to property operating performance and by capturing trends in property operating expenses. However, NOI should only be used as an alternative measure of our financial performance.

The following table reflects GSA Property contributions to combined NOI together with a reconciliation of NOI to net income (loss) as computed in accordance with GAAP for the periods presented.

	HC Gov Realty Trust, Inc.		Predecessor
	For the year ended December 31, 2017	March 11, 2016 (date of inception) to December 31, 2016	January 1, 2017to May 26, 2017	For the year ended December 31, 2016

Revenues	$4,764,562	$747,477	$1,433,437	$3,711,168
Less:
Operating expenses	2,254,917	257,557	424,385	973,971
Management fee	303,482	57,309	79,005	192,652
Total expenses	2,558,399	314,866	503,390	1,166,623

Net operating income	2,206,163	432,611	930,047	2,544,545
Less:
Depreciation and amortization	1,675,079	302,484	478,377	1,228,064
Interest expense	1,990,858	256,171	474,471	1,224,717
Net loss	(1,459,774)	(126,044)	$(22,801)	$91,764
Less: Net loss attributable to noncontrolling interest	(244,844)	-
Net loss loss attributed to HC Gov Realty Trust, Inc.	(1,214,930)	(126,044)
Less: Preferred stock dividends	(316,095)	(104,636)
Net (loss) income attributed to HC Gov Realty Trust, Inc.
available to common shareholders	$(1,531,025)	$(230,680)

Liquidity and Capital Resources

Our business model is intended to drive growth through acquisitions. Access to the capital markets is an important factor for our continued success. We expect to continue to issue equity in our company with proceeds being used to acquire other single tenanted properties leased to the United States of America or buy facilities that are leased to credit-worthy state or municipal tenants.

Liquidity General.

Our need for liquidity will be primarily to fund (i) operating expenses and cash dividends; (ii) property acquisitions; (iii) deposits and fees associated with long-term debt financing for our GSA Properties; (iv) capital expenditures; (v) payment of principal of, and interest on, outstanding indebtedness; and (vi) other investments, consonant with our Investment Guidelines and Investment Policies.

We currently have three GSA Properties under contract for $21,655,000, which will require funding through a combination of secured debt financing and equity.

Capital Resources

As of April 27, 2018, the Company has sold 859,591 cumulative shares for net proceeds of $7,886,332 in the Initial Offering. We have used, and will continue to use, net proceeds from the Initial Offering to pay down debt, fund acquisitions, provide working capital, fund a portion of our targeted dividend and otherwise improve our capital structure, enabling us to further implement our acquisition strategy, and increase cash flows.

On March 31, 2017, the Company borrowed an aggregate amount of $3,400,000 pursuant to multiple promissory notes payable. The notes are unsecured, require monthly interest-only payments payable in arrears at an interest rate of 12% per annum. By agreement with the holders of these notes, the maturity date of such notes has been extended to May 1, 2019. The notes are pre-payable without penalty. Of these notes, $3,070,000 in aggregate principal were loaned by a director of the Company and by an affiliate of another Company director, all of whom or which also are affiliates of the Asset Manager and the Company’s predecessor. As of December 31, 2017, the outstanding principal balance of these notes was $3,400,000.

On December 11, 2017, our company borrowed $330,000 from an affiliated entity of our Company’s CEO. The loan accrues interest at 3.25% per annum and both principal and accrued interest is payable on demand. This note was paid in full on February 26, 2018.

On December 11, 2017, the Company borrowed $1,500,000 in aggregate principal amount pursuant to multiple promissory notes payable to accredited investors. The notes are unsecured, require monthly interest-only payments payable in arrears at an interest rate of 8% per annum. By agreement with the holders of these notes, the maturity date of such notes has been extended to May 1, 2019. With respect to these notes, $500,000 in principal amount was loaned by an affiliate of a director of the Company, the Asset Manager and the Company’s predecessor, and $250,000 was loaned by a member of the Company’s predecessor. As of December 31, 2017, the outstanding principal balance of these notes was $1,500,000.

On November 30, 2017, our Company incurred indebtedness of $124,000 to finance certain insurance premiums. The loan bears interest at a fixed annum rate of 4.98% and requires 10 payments, including principal and interest, of $12,685. As of December 31, 2017, the outstanding balance was $99,609.

Trend Information

Our company, through our operating partnership is engaged primarily in the acquisition, leasing and disposition of single-tenanted, mission critical or customer facing properties, leased to the United States of America and that are situated in secondary and tertiary markets throughout the country. As full faith and credit obligations of the United States these leases offer risk-adjusted returns that are attractive, inasmuch as there continues to be no appreciable yield of comparable credit quality in the marketplace. Conversely, these market dynamics have caused upward pressure on sales prices, offset by management’s deep knowledge and contacts in the sector and the paucity of buyers which will consider smaller properties in smaller markets, frequently enabling our company to lock-up transactions directly with sellers, avoiding brokerage commissions to either party. Short-term interest rates are rising, but while any increase in interest rates will tend to result in some downward pressure on sales prices, if they become sustained, conversely, if long-term interest rates rise, our cost of capital to fund acquisitions can be expected to rise as well, increasing our operating costs and decreasing net income.

To date our company has been capital constrained, which has affected liquidity adversely from an operating perspective and the ability of our company to manage several viable acquisition opportunities at the same time. While there can be no assurance, completion of our offering should enable management to accelerate acquisition plans, provide liquidity to recruit and retain qualified personnel to support growth and enhance purchasing power for goods and services in connection with the operation of our properties.

Item 3. Directors and Officers

Information regarding our directors and officers is incorporated herein by reference to the Final Offering Circular located at: https://www.sec.gov/Archives/edgar/data/1670010/000165495417011730/hcgr_253g2.htm under the captions “DIRECTORS, EXECUTIVE OFFICERS, AND SIGNIFICANT EMPLOYEES” and “COMPENSATION OF DIRECTORS AND EXECUTIVE OFFICERS.”

The following officers and/or directors ages have changed since the date of the Final Offering Circular:

Robert R. Kaplan, Jr. – 47
Philip Kurlander – 54
Robert R. Kaplan – 71
Scott Musil – 50
William Robert Fields – 68
Leo Kiely – 71

On January 25, 2018, Elizabeth Watson, who served as our Chief Financial Officer and both our principal financial and accounting officer for purposes of Regulation A, Tier II reporting requirements, and the Company agreed that she would be resigning from the foregoing positions effective as of January 31, 2018.

On January 31, 2018, our Manager hired Jason D. Post as our Vice President of Finance and Corporate Controller. The following disclosure should be read in conjunction with “DIRECTORS, EXECUTIVE OFFICERS AND SIGNIFICANT EMPLOYEES” and any other relevant section contained in the Offering Circular or any supplement to the Offering Circular.

Name	Position	Age	Term of Office	Hours/Year
Jason D. Post	Vice President of Finance and Corporate Controller, Principal Accounting Officer	43	January 2018 - Present	N/A

Mr. Post is responsible for our company’s financial management, including corporate accounting, regulatory and financial reporting, budgeting, as well as internal control policies, particularly as they relate to financial risk management.

Prior to joining the Company, Mr. Post was the Principal Financial Officer of As Seen On TV, Inc. (OTCBB: ASTV), a direct marketing company. Before that he operated Jason D. Post CPA, PA, a consulting firm offering financial and controller services for pre-IPO and listed companies. Previously he was CFO of Amacore Group (OTCCQB: ACGI), a marketer of health, life and dental insurance plans, and Zurvita (OTCQB: ZRVT), a distributor of health and wellness products. Mr. Post began his career at Deloitte & Touche, an international accounting and auditing firm and then was associated with Cherry, Bekaert & Holland, a southeast regional accounting and auditing firm, and prior thereto at Arthur Anderson, at the time an international accounting and auditing firm. He is a Certified Public Accountant as well as a Certified Fraud Examiner and holds a Bachelor of Science degree, cum laude, from the University of South Florida.

Item 4. Security Ownership of Management and Certain Security Holders

The table below sets forth, as of April 27, 2018, certain information regarding the beneficial ownership of our stock for (1) each person who is expected to be the beneficial owner of 10% or more of our outstanding shares of any class of voting stock and (2) each of our directors and named executive officers, if together such group would be expected to be the beneficial owners of 10% or more of our outstanding shares of any class of voting stock. Each person named in the table has sole voting and investment power with respect to all of the shares of common stock shown as beneficially owned by such person.

The SEC has defined “beneficial ownership” of a security to mean the possession, directly or indirectly, of voting power and/or investment power over such security. A stockholder is also deemed to be, as of any date, the beneficial owner of all securities that such stockholder has the right to acquire within 60 days after that date through (1) the exercise of any option, warrant or right, (2) the conversion of a security, (3) the power to revoke a trust, discretionary account or similar arrangement or (4) the automatic termination of a trust, discretionary account or similar arrangement. In computing the number of shares beneficially owned by a person and the percentage ownership of that person, our shares of common stock subject to options or other rights (as set forth above) held by that person that are exercisable as of the completion of this offering or will become exercisable within 60 days thereafter, are deemed outstanding, while such shares are not deemed outstanding for purposes of computing percentage ownership of any other person.

Title of Class	Name and Address of Beneficial Owner	Amount and Nature of Beneficial Ownership	Amount and Nature of Beneficial Ownership Acquirable	Percent of Class
Common Stock	All Executive Officers and Directors1	216,000 Shares	N/A	20.10%
Series A Preferred Stock	All Executive Officers and Directors1	44,000 Shares2	N/A	30.45	%2
Series A Preferred Stock	Philip Kurlander1	26,000 Shares	N/A	17.99%

1 The address of each beneficial owner is 1819 Main Street, Suite 212, Sarasota, Florida 34236.
2 Includes the 26,000 shares owned by Philip Kurlander disclosed in the table.
3 Address of beneficial owner is 191 Fox Lane, Northport, New York 11763.

Item 5. Interest of Management and Others in Certain Transactions

On March 31, 2017, the Company borrowed an aggregate amount of $3,400,000 pursuant to multiple promissory notes payable. The notes are unsecured, require monthly interest-only payments payable in arrears at an interest rate of 12% per annum. By agreement with the holders of these notes, the maturity date of such notes has been extended to May 1, 2019. The notes are pre-payable without penalty. Of these notes, $3,070,000 in aggregate principal was loaned by a director of the Company and by an affiliate of another Company director, all of whom or which also are affiliates of the Asset Manager and the Company’s predecessor. As of December 31, 2017, the outstanding principal balance of these notes was $3,400,000.

On December 11, 2017, our company borrowed $330,000 from an affiliated entity of our Company’s CEO. The loan accrues interest at 3.25% per annum and both principal and accrued interest is payable on demand. This note was paid in full on February 26, 2018.

On December 11, 2017, the Company borrowed $1,500,000 in aggregate principal amount pursuant to multiple promissory notes payable to accredited investors. The notes are unsecured, require monthly interest-only payments payable in arrears at an interest rate of 8% per annum. By agreement with the holders of these notes, the maturity date of such notes has been extended to May 1, 2019. With respect to these notes, $500,000 in principal amount was loaned by an affiliate of a director of the Company, the Asset Manager and the Company’s predecessor, and $250,000 was loaned by a member of the Company’s predecessor. As of December 31, 2017, the outstanding principal balance of these notes was $1,500,000.

The information contained in the Final Offering Circular located at: https://www.sec.gov/Archives/edgar/data/1670010/000165495417011730/hcgr_253g2.htm under the caption “INTEREST OF MANAGEMENT AND OTHERS IN CERTAIN TRANSACTIONS” is incorporated herein by reference.

Item 6. Other Information

None

Item 7. Financial Statements

Report of Independent Registered Public Accounting Firm

To the Board of Directors and Stockholders
HC Government Realty Trust, Inc.
Sarasota, Florida

Opinion on the Consolidated Financial Statements

We have audited the accompanying consolidated balance sheets of HC Government Reality Trust, Inc. and subsidiaries (collectively, “the Company”) as of December 31, 2017 and 2016, the related consolidated statements of operations, changes in stockholders' equity, and cash flows for the year ended December 31, 2017 and for the period from March 11, 2016 (date of inception) to December 31, 2016, and the related notes (collectively referred to as the “consolidated financial statements”). In our opinion, the consolidated financial statements present fairly, in all material respects, the financial position of the Company as of December 31, 2017 and 2016, and the results of their operations and their cash flows for the year ended December 31, 2017 and for the period from March 11, 2016 (date of inception) to December 31, 2016 in conformity with accounting principles generally accepted in the United States of America.

Basis for Opinion

These consolidated financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on the Company’s consolidated financial statements based on our audits. We are a public accounting firm registered with the Public Company Accounting Oversight Board (United States) ("PCAOB") and are required to be independent with respect to the Company in accordance with the U.S. federal securities laws and the applicable rules and regulations of the Securities and Exchange Commission and the PCAOB.

We conducted our audits in accordance with the standards of the PCAOB and in accordance with auditing standards generally accepted in the United States of America. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the consolidated financial statements are free of material misstatement, whether due to error or fraud. Our audits included performing procedures to assess the risks of material misstatement of the consolidated financial statements, whether due to error or fraud, and performing procedures that respond to those risks. Such procedures included examining, on a test basis, evidence regarding the amounts and disclosures in the consolidated financial statements. Our audits also included evaluating the accounting principles used and significant estimates made by management, as well as evaluating the overall presentation of the consolidated financial statements. We believe that our audits provide a reasonable basis for our opinion.

/s/ Cherry Bekaert LLP

We have served as the Company’s auditor since 2016.

Richmond, VA
April 27, 2018

HC Government Realty Trust, Inc.
Consolidated Balance Sheets
December 31, 2017 and 2016

	December 31,	December 31,
	2017	2016
ASSETS
Investment in real estate, net	$61,922,635	$10,435,991
Cash and cash equivalents	695,719	247,137
Restricted cash	1,676,152	51,656
Rent and other tenant receivables, net	757,752	126,590
Related parties receivable, net	-	525,397
Leasehold intangibles, net	5,635,435	743,010
Prepaid expenses and other assets	365,840	182,376
Total Assets	$71,053,533	$12,312,157
	(8,272,194.6)
LIABIILTIES
Mortgages payable, net of unamortized debt costs	$49,573,683	$7,068,067
Notes payable	1,179,610	2,103,961
Notes payable - related party	4,150,000	-
Declared dividends and distributions	344,842	-
Accrued interest payable	248,352	35,379
Accounts payable	267,232	138,998
Accrued expenses	357,981	239,686
Tenant improvement obligation	1,315,366	-
Acquisition fee payable - related party	274,345	-
Below-market leases, net	1,001,754	416,731
Related parties payable, net	461,858	-
Total Liabilities	59,175,023	10,002,822

STOCKHOLDERS' EQUITY
Preferred stock ($0.001 par value, 750,000,000 shares authorized
and 144,500 shares issued and outstanding)	144	144
Common stock ($0.001 par value, 250,000,000
shares authorized, 895,307 and 200,000 common shares issued
and outstanding at December 31, 2017 and 2016, respectively)	895	200
Additional paid-in capital	8,948,713	3,614,156
Offering costs	(1,459,479)	(1,074,485)
Accumulated deficit	(1,340,974)	(126,044)
Accumulated dividends and distributions	(690,963)	(104,636)
Total Stockholders' Equity	5,458,336	2,309,335
Noncontrolling interest in operating partnership	6,420,174	-
Total Equity	11,878,510	2,309,335
Total Liabilities and Stockholders' Equity	$71,053,533	$12,312,157

The accompanying notes are an integral part of the consolidated financial statements

HC Government Realty Trust, Inc.
Consolidated Balance Sheets (continued)
December 31, 2017 and 2016

The following table presents the assets and liabilities of the Company's consolidated variable interest entities as of December 31, 2017 which are included on the consolidated balance sheet above. The assets in the table below include those assets that can only be used to settle obligations of the consolidated variable interest entity. The Liabilities in the table below include third-party liabilities of the consolidated variable interest entity only, and for which creditors or beneficial interest holders do not have recourse to the Company, and exclude intercompany balances that eliminate in consolidation.

ASSETS OF CONSOLIDATED VARIABLE INTEREST ENTITIES THAT CAN ONLY BE USED TO SETTLE THE OBLIGATIONS OF CONSOLIDATED VARIABLE INTEREST ENTITIES:

Buildings and improvements, net	$12,007,437
Intangible assets, net	530,626
Prepaids and other assets	457,096
Total Assets	$12,995,159

LIABILITIES OF CONSOLIDATED VARIABLE INTEREST ENTITIES FOR WHICH CREDITORS OR BENEFICIAL INTEREST HOLDERS DO NOT HAVE RECOURSE TO THE COMPANY.

Mortgages payable	$9,796,972
Intangible liabilities, net	168,733
Accounts payable and accrued expenses	242,284
Total liabilities	$10,207,989

The accompanying notes are an integral part of the consolidated financial statements

HC Government Realty Trust, Inc.
Consolidated Statements of Operations
For the year ended December 31, 2017 and from
March 11, 2016 (date of inception) to December 31, 2016

	For the year ended December 31, 2017	March 11, 2016 (date of inception) to December 31, 2016
Revenues
Rental revenues	$4,595,560	$720,850
Real estate tax reimbursments and other revenues	169,002	26,627
Total revenues	4,764,562	747,477

Operating expenses
Depreciation and amortization	1,675,079	302,484
General and administrative	405,824	71,522
Ground lease	45,954	-
Insurance	58,373	32,510
Janitorial	208,618	27,298
Management fees	303,482	57,309
Professional expenses	482,070	3,864
Real estate and other taxes	357,143	50,723
Repairs and maintenance	248,900	36,373
Equity-based compensation	181,031	-
Utilities	267,004	35,267
Total operating expenses	4,233,478	617,350
Interest expense	1,990,858	256,171
Net loss	(1,459,774)	(126,044)
Less: Net loss attributable to nonconrolling interest in operating partnership	(244,844)	-
Net loss attributed to HC Government Realty Trust, Inc.	(1,214,930)	(126,044)
Preferred stock dividends	(316,095)	(104,636)
Net loss attributed to HC Government Realty Trust, Inc. available to common shareholders	$(1,531,025)	$(230,680)

Basic and diluted loss per share	$(3.03)	$(1.44)

Basic and diluted weighted-average common shares outstanding	504,486	160,000

The accompanying notes are an integral part of the consolidated financial statements

HC Government Realty Trust, Inc.
Consolidated Statements of Changes in Stockholders’ Equity
For the year ended December 31, 2017 and from
March 11, 2016 (date of inception) to December 31, 2016

										Non-Controling
					Additional			Cumulative	Total	Interest in
	Preferred Series A		Common Stock		Paid-in	Offering	Accumulated	Dividends and	Stockholders'	Operating	Total
	Shares	Par Value	Shares	Par Value	Capital	Costs	Deficit	Distributions	Equity	Partnership	Equity
Balance, March 11, 2016	-	$-	-	$-	$-	$-	$-	$-	$-	$-	$-

Proceeds from issuance of stock	144,500	144	200,000	200	3,614,156	-	-	-	3,614,500	-	3,614,500

Offering costs	-	-	-	-	-	(1,074,485)	-	-	(1,074,485)	-	(1,074,485)

Dividends and distributions	-	-	-	-	-	-	-	(104,636)	(104,636)	-	(104,636)

Net loss	-	-	-	-	-	-	(126,044)	-	(126,044)	-	(126,044)

Balance, December 31, 2016	144,500	144	200,000	200	3,614,156	(1,074,485)	(126,044)	(104,636)	2,309,335	-	2,309,335

Proceeds from issuing common shares, net of issuances costs	-	-	679,307	679	6,141,247	-	-	-	6,141,926	-	6,141,926

Contribution of Holmwood Capital properties for common units	-	-	-	-	(1,316,740)	-	-	-	(1,316,740)	7,384,922	6,068,182

Grant of restricted stock	-	-	16,000	16	98,651	-	-	-	98,667	-	98,667

Grant of long-term incentive plan shares	-	-	-	-	-	-	-	-	-	82,364	82,364

Dividends and distributions	-	-	-	-	-	-	-	(586,327)	(586,327)	(390,869)	(977,196)

Offering costs	-	-	-	-	-	(384,994)	-	-	(384,994)	-	(384,994)

Allocation of NCI in operating partnership	-	-	-	-	411,399	-	-	-	411,399	(411,399)	-

Net loss	-	-	-	-	-	-	(1,214,930)	-	(1,214,930)	(244,844)	(1,459,774)

Balance, December 31, 2017	144,500	$144	895,307	$895	$8,948,713	$(1,459,479)	$(1,340,974)	$(690,963)	$5,458,336	$6,420,174	$11,878,510

The accompanying notes are an integral part of the consolidated financial statements

HC Government Realty Trust, Inc.
Consolidated Statements of Cash Flows
For the year ended December 31, 2017 and from
March 11, 2016 (date of inception) to December 31, 2016

	For the Year Ended December 31, 2017	March 11, 2016 (date of inception) to December 31, 2016
Cash flows from operating activities:
Net loss	$(1,459,774)	$(126,044)
Adjustments to reconcile net loss to net cash used in operating activities:
Depreciation	1,299,191	244,029
Amortization of acquired lease-up costs	178,296	23,862
Amortization of in-place leases	197,592	34,593
Amortization of above/below-market leases	24,639	(14,158)
Amortization of debt issuance costs	97,387	19,584
Amortization of long-term incentive plan units	82,364	-
Amortization of equity-based compensation	98,667	-
Change in assets and liabilities
Restricted cash	(174,271)	(51,656)
Rent and other tenant receivables, net	(482,217)	(126,590)
Prepaid expense and other assets	(130,470)	(182,376)
Related party receivables, net	525,397	(525,397)
Accrued interest payable	212,973	35,379
Accounts payable and other accrued expenses	(90,454)	378,684
Related party payable, net	461,858	-
Net cash provided (used) in operating activities	841,178	(290,090)

Cash flows from investing activities:
Restricted cash	(1,315,366)	-
Investment property acquisitions	(26,207,142)	(11,050,596)
Net cash used in investing activities	(27,522,508)	(11,050,596)

Cash flows from financing activities:
Debt issuance costs	(372,317)	(105,072)
Dividends paid	(632,354)	(104,636)
Mortgage principal payments	(3,673,038)	(71,445)
Mortgage proceeds	24,146,250	7,225,000
Notes principal repayments	(136,211)	(39,828)
Offering costs	(384,994)	(1,074,485)
Proceeds from notes payable	1,204,000	124,000
Proceeds from notes payable - related party	4,150,000	-
Proceeds from sale of common stock, net of issuance costs	6,141,926	2,000
Proceeds from sale of preferred stock	-	3,612,500
Proceeds from seller note payable	-	2,019,789
Repayment of assumed notes payable	(1,321,210)	-
Repayment of seller note payable	(1,992,140)	-
Net cash provided from financing activities	27,129,912	11,587,823

Net increase in cash and cash equivalents	448,582	247,137
Cash and cash equivalents, beginning of period	247,137	-
Cash and cash equivalents, end of period	$695,719	$247,137

Supplemental cash flow information:
Cash paid for interest	$1,645,119	$201,208
Cash paid for income taxes	$-	$-
Non cash investing and financing activities:
Contributed assets (See Note 3)	$30,738,651	$-
Assumed liabilities (See Note 3)	$24,670,469	$-
Common units issued in connection with contribution transaction	$6,068,182	$-

The accompanying notes are an integral part of the consolidated financial statements

HC Government Realty Trust, Inc.
Notes to the Consolidated Financial Statements
For the year ended December 31, 2017 and from
March 11, 2016 (date of inception) to December 31, 2016

1.
Organization

HC Government Realty Trust, Inc. (the “REIT”), a Maryland corporation, was formed on March 11, 2016 to primarily source, acquire, own and manage built-to-suit and improved-to-suit, single-tenant properties leased by the United States of America through the U.S General Services Administration (“GSA Properties”). The REIT focuses primarily on GSA Properties across secondary and smaller markets, within size ranges of 5,000-50,000 rentable square feet, and in their first term after construction or retrofit to post-9/11 standards. Further, the REIT selects GSA Properties that fulfill mission critical or citizen service functions. Leases associated with the GSA Properties are full faith and credit obligations of the United States of America and are administered by the U.S. General Services Administration or directly through the occupying federal agencies, or collectively the GSA.

The REIT owns its properties through the REIT’s subsidiary, HC Government Realty Holdings, L.P., a Delaware limited partnership (“Operating Partnership”, and together with the REIT, the “Company”). The Operating Partnership invests through wholly-owned special purpose limited liability companies, or special purpose entities (“SPEs”), primarily in properties across secondary or smaller markets.

The consolidated financial statements include the accounts of its Operating Partnership subsidiary and related SPEs and the accounts of the Company. As of December 31, 2017, the financial statements reflect the operations of 13 properties representing 263,045 rentable square feet located in seven states. The properties are 100% leased to the government of the United States of America and based on net operating income, have a weighted average remaining lease term of 9.5 years if none of the early termination rights are exercised and 6.2 years if all of the early termination rights are exercised as of December 31, 2017. The Company and its assets are managed externally by Holmwood Capital Advisors, LLC and its subsidiary Holmwood Capital Management, LLC (collectively “HCA” or “Asset Manager”).  The owners of HCA, or their respective affiliates, principally own and control Holmwood Capital, LLC (“predecessor” or “Holmwood”). Holmwood and HCA collectively own 46% of the common shares of the Company outstanding, on a fully diluted basis as of December 31, 2017. The CEO of HCA and Holmwood serves as the CEO and board member of the Company. In addition, two other beneficial owners of HCA and Holmwood serve as board members of the Company. The Company operates as an UPREIT and has elect to be treated as a real estate investment trust, or REIT, for federal income tax purposes under the Internal Revenue Code of 1986, as amended, or the Code, beginning with the taxable year ended December 31, 2017.

2.
Significant Accounting Policies

Basis of Accounting and Consolidation Basis - The accompanying consolidated financial statements include the accounts of the Operating Partnership and 13 SPEs as of December 31, 2017. Of the SPEs, ten are wholly-owned entities that are consolidated based upon the Company having a controlling financial interest, and three SPEs are consolidated variable interest entities based upon management’s determination that the Operating Partnership has a variable interest in the entities and is the primary beneficiary. All other significant intercompany balances and transactions have been eliminated in consolidation.

Use of Estimates - The preparation of consolidated financial statements in conformity with accounting principles generally accepted in the United States of America requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities, and disclosure of contingent assets and liabilities at the date of the financial statements, and the amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates and assumptions.

HC Government Realty Trust, Inc.
Notes to the Consolidated Financial Statements
For the year ended December 31, 2017 and from
March 11, 2016 (date of inception) to December 31, 2016

Cash and Cash Equivalents - Cash and cash equivalents include all cash and liquid investments with an initial maturity of three months or less when purchased. At times, the Company’s cash and cash equivalents balance deposited with financial institutions may exceed federally insurable limits. The Company maintains separate cash balances at the operating partnership and SPE level. At December 31, 2017 one account had a $318,919 balance in excess of FDIC limits, all others were below the insurable limits. The Company mitigates this risk by depositing funds with major financial institutions. The Company has not experienced any losses in connection with such deposits.

Restricted Cash – Restricted cash consists of amounts escrowed for future real estate taxes, insurance, and capital expenditures, as required by certain of the Company’s mortgage debt agreements.

Purchase Accounting for Acquisitions of Real Estate Subject to a Lease - In accordance with the Financial Accounting Standards Board (“FASB”) guidance on business combinations, the Company determines the fair value of the real estate assets acquired on an “as if vacant” basis. The difference between the purchase price and the fair value of the real estate assets on an “as if vacant” basis is first allocated to the fair value of above- and below-market leases, and then allocated to in-place leases and lease-up costs.

Management estimates the “as if vacant” value considering a variety of factors, including the physical condition and quality of the buildings, estimated rental and absorption rates, estimated future cash flows, and valuation assumptions consistent with current market conditions. The “as if vacant” fair value is allocated to land and buildings and improvements based on relevant information obtained in connection with the acquisition of the property, including appraisals and property tax assessments. Above-market and below-market lease values are determined on a lease-by-lease basis based on the present value (using an interest rate that reflects the risk associated with the leases acquired) of the difference between (a) the contractual amounts to be paid under the lease and (b) management’s estimate of the fair market lease rate for the corresponding space over the remaining non-cancelable terms of the related leases. Above (below) market lease values are recorded as leasehold intangibles and are recognized as an increase or decrease in rental income over the remaining non-cancelable term of the lease.

Additionally, in-place leases are valued in consideration of the net rents earned that would have been foregone during an assumed lease-up period; and lease-up costs are valued based upon avoided brokerage fees. The Company has not recognized any value attributable to customer relationships. The difference between the total of the calculated values described above, and the actual purchase price plus acquisition costs, is allocated pro-ratably to each component of calculated value. In-place leases and lease-up costs are amortized over the remaining non-cancelable term of the leases. Real estate values were determined by independent accredited appraisers.

Depreciation of an asset begins when it is available for use and is calculated using the straight-line method over its estimated useful life. Range of useful lives for depreciable assets are as follows:

Category	Term
Buildings	40 years
Building improvements	5 - 40 years
Tenant improvements	Shorter of remaining life of the lease or useful life

Construction expenditures for building improvements and tenant improvements are capitalized and amortized over the terms of each specific lease.

HC Government Realty Trust, Inc.
Notes to the Consolidated Financial Statements
For the year ended December 31, 2017 and from
March 11, 2016 (date of inception) to December 31, 2016

Maintenance and repair expenditures are charged to expense as incurred while expenditures that extend the useful life of the real estate investment are capitalized.

Tenant Improvements - As part of the leasing process, the Company may provide the lessee with an allowance for the construction of leasehold improvements. These leasehold improvements are capitalized and recorded as tenant improvements and depreciated over the shorter of the useful life of the improvements or the remaining lease term. If the allowance represents a payment for a purpose other than funding leasehold improvements, or in the event the Company is not considered the owner of the improvements, the allowance is considered to be a lease incentive and is recognized over the lease term as a reduction of minimum rent revenue. Factors considered during this evaluation include, among other things, who holds legal title to the improvements as well as other controlling rights provided by the lease agreement and provisions for substantiation of such costs (e.g. unilateral control of the tenant space during the build-out process). Determination of the appropriate accounting for the payment of a tenant allowance is made on a lease-by-lease basis, considering the facts and circumstances of the individual tenant lease.

Leases - The Company’s real estate is leased to tenants on a modified gross lease basis. The leases provide for a minimum rent which normally is flat during the firm term of the lease. The minimum rent payment may include payments to pay for lessee requests for tenant improvements or to cover the cost for extra security. The tenant is required to pay increases in property taxes over the first year and an increase in operating costs based on the consumer price index of the lease’s base year operating expenses. Operating costs includes repairs and maintenance, cleaning, utilities and other related costs. Generally, the leases provide the tenant with renewal options, subject to generally the same terms and conditions of the base term of the lease. The Company accounts for its leases using the operating method. Such method is described below:

Operating method – Properties with leases accounted for using the operating method are recorded at the cost of the real estate. Revenue is recognized as rentals are earned and expenses (including depreciation and amortization) are charged to operations as incurred. Buildings are depreciated on the straight-line method over their estimated useful lives. Leasehold interests are amortized on the straight-line method over the terms of their respective leases. When scheduled rentals vary during the lease term, income is recognized on a straight-line basis so as to produce a constant periodic rent over the term of the lease.

Impairment – Real Estate - The Company reviews investments in real estate for impairment whenever events or changes in circumstances indicate that the carrying amounts may not be recoverable. To determine if impairment may exist, the Company reviews its properties and identifies those that have experienced either a change or an event or circumstance warranting further assessment of recoverability (such as a decrease in occupancy). If further assessment of recoverability is needed, the Company estimates the future net cash flows expected to result from the use of the property and its eventual disposition, on an individual property basis. If the sum of the expected future net cash flows (undiscounted and without interest charges) is less than the carrying amount of the property on an individual property basis, the Company will recognize an impairment loss based upon the estimated fair value of such property. For the year ended December 31, 2017 and the period from March 11, 2016 to December 31, 2016, the Company has not recorded any impairment charges.

Organizational, Offering and Related Costs - Organizational and offering costs of the Company are presented as a reduction of shareholders’ equity within the consolidated balance sheets and statements of changes in stockholders’ equity. Organizational and offering costs represent expenses incurred in connection with the formation of the Company and the filing of the Company’s securities offering pursuant to Regulation A. As of December 31, 2017 and December 31, 2016, organizational and offering costs totaled $1,459,479 and $1,074,485 respectively.

HC Government Realty Trust, Inc.
Notes to the Consolidated Financial Statements
For the year ended December 31, 2017 and from
March 11, 2016 (date of inception) to December 31, 2016

Revenue Recognition - Minimum rents are recognized when due from tenants; however, minimum rent revenues under leases which provide for varying rents over their terms, if any, are straight lined over the term of the leases. In the case of expense reimbursements due from tenants, the revenue is recognized in the period in which the related expense is incurred.

Rents and Other Tenant Receivables net - Rents and other tenant receivables represent amounts billed and due from tenants. When a portion of the tenants’ receivable is estimated to be uncollectible, an allowance for doubtful accounts is recorded. Due to the high credit worthiness of the tenants, there were no allowances as of December 31, 2017 and December 31, 2016, respectively.

Income Taxes – The Company will elect to be taxed as a REIT under Sections 856 through 860 of the Internal Revenue Code and applicable Treasury regulations relating to REIT qualification for its fiscal year ending December 31, 2017. In order to maintain this REIT status, the regulations require the Company to distribute at least 90% of its taxable income to shareholders and meet certain other asset and income tests, as well as other requirements. If the Company fails to qualify as a REIT, it will be subject to tax at regular corporate rates for the years in which it fails to qualify. If the Company loses its REIT status it could not elect to be taxed as a REIT for five years unless the Company’s failure to qualify was due to reasonable cause and certain other conditions were satisfied.

Management analyzes its tax filing positions in the U.S. federal, state and local jurisdictions where it is required to file income tax returns for all open tax years. If, based on this analysis, management determines that uncertainties in tax positions exist, a liability is established along with an estimate for interest and penalty. Management has determined that there were no uncertain tax positions, and accordingly no associated interest and penalties were required to be accrued at December 31, 2017 and December 31, 2016, respectively.

Noncontrolling Interest - Noncontrolling interest represents the portion of equity in the Company’s Operating Partnership not attributable to the Company. The value of the noncontrolling interest of the Operating Partnership is calculated by multiplying the noncontrolling interest ownership percentage at the balance sheet date by the Operating Partnership’s equity. The noncontrolling interest percentage is calculated by dividing the number of common units not owned by the Company by the total number of common units outstanding. The noncontrolling interest ownership percentage will change as additional common units are issued or as common units are exchanged for the Company’s common stock. Subsequent changes in the noncontrolling interest value are recorded to additional paid-in capital. Accordingly, the value of the noncontrolling interest is included in the equity section of the consolidated balance sheets but presented separately from the Company’s equity.

Debt Issuance Costs – Debt issuance costs incurred in connection with the Company’s mortgages payable have been deferred and are being amortized over the term of the respective loan agreements using the effective interest method. As applicable, the unamortized balance of debt issuance costs is presented under mortgages payable within the consolidated balance sheet.

Earnings (Loss) Per Share

Basic earnings (loss) per share is based on the weighted effect of all common shares issued and outstanding and is calculated by dividing net income (loss) available to common shareholders by the weighted average number of common shares outstanding during the period. Diluted earnings per share is calculated by dividing net income available to common shareholders by the weighted average number of common shares used in the basic earnings per share calculation plus the number of common shares, if any, that would be issued assuming conversion of all potentially dilutive securities outstanding.

HC Government Realty Trust, Inc.
Notes to the Consolidated Financial Statements
For the year ended December 31, 2017 and from
March 11, 2016 (date of inception) to December 31, 2016

The following securities were not included in the computation of the Company’s diluted net loss per share as their effect would be anti-dilutive.

	As of December 31,
	2017	2016
Potentially dilutive securities outstanding at end of period:
Convertible common units	1,078,416	-
Convertible long-term incentive plan units	74,450	-
Convertible preferred stock	433,500	433,500
Unvested restricted stock	16,000	-
Total potential dilutive securities	1,602,366	433,500

Reclassifications – Certain prior year amounts have been reclassified for consistency with the current year presentation. Accordingly, $416,731 has been reclassified from leasehold intangibles, net to below-market leases, net, on the consolidated balance sheets as of December 31, 2016, in order to present the below-market lease intangibles separately from the above-market lease intangibles. This reclassification has no effect on the reported total partners’ capital or results of operations as of and for the period ended December 31, 2016.

Recent Accounting Pronouncements - In May 2014, the FASB issued Accounting Standards Update (“ASU”) 2014-09, “Revenue from Contracts with Customers,” which supersedes the revenue recognition requirements of Accounting Standards Codification (“ASC”) Topic 605, “Revenue Recognition” and most industry-specific guidance on revenue recognition throughout the ASC. The new standard is principles based and provides a five-step model to determine when and how revenue is recognized. The core principle of the new standard is that revenue should be recognized when a company transfers promised goods or services to customers in an amount that reflects the consideration to which the company expects to be entitled in exchange for those goods or services. The new standard also requires disclosure of qualitative and quantitative information surrounding the amount, nature, timing and uncertainty of revenues and cash flows arising from contracts with customers. The new standard will be effective for the Company for the year ending December 31, 2019 and can be applied either retrospectively to all periods presented or as a cumulative-effect adjustment as of the date of adoption. Early adoption is permitted beginning for the year ending December 31, 2017. The Company is currently evaluating the impact of adoption of the new standard on its consolidated financial statements.

In February 2016, the FASB issued ASU 2016-02, "Leases (Topic 842)." ASU 2016-02 is intended to improve financial reporting about leasing transactions.  The ASU will require organizations that lease assets referred to as “Lessees” to recognize on the balance sheet the assets and liabilities for the rights and obligations created by those leases with lease terms of more than 12 months. An organization is to provide disclosures designed to enable users of financial statements to understand the amount, timing, and uncertainty of cash flows arising from leases. These disclosures include qualitative and quantitative requirements concerning additional information about the amounts recorded in the consolidated financial statements.

The leasing standard will be effective for the year ended December 31, 2020. Early adoption will be permitted upon issuance of the standard and a modified retrospective approach must be applied. The Company is currently evaluating the impact of ASU 2016-02 on its financial statements.

HC Government Realty Trust, Inc.
Notes to the Consolidated Financial Statements
For the year ended December 31, 2017 and from
March 11, 2016 (date of inception) to December 31, 2016

In August 2016, the FASB issued ASU 2016-15, "Statement of Cash Flows (Topic 230): Classification of Certain Cash Receipts and Cash Payments.” ASU 2016-15 is intended to improve cash flow statement classification guidance. The standard will be effective for fiscal years beginning after December 15, 2018. The Company is currently evaluating the impact of ASU 2016-15 on its financial statements.

In January 2017, the FASB issued ASU 2017-01, "Business Combinations (Topic 805): Clarifying the Definition of a Business.” ASU 2017-01 is intended to help companies evaluate whether transactions should be accounted for as acquisitions (or disposals) of assets or businesses. The standard will be effective for fiscal years beginning after December 15, 2018. The Company is currently evaluating the impact of ASU 2017-01 on its financial statements.

The Company has adopted reporting standards and disclosure requirements as a “smaller reporting company” as defined in Securities Act rule 405, Exchange Act Rule 12b-2 and Item 10(f) of Regulation S-K as amended September 13, 2017. This rule provides scaled disclosure accommodations, the purpose of which is to provide general regulatory relief to qualifying entities.

Other accounting standards that have been issued or proposed by the FASB or other standard-setting bodies are not currently applicable to the Company or are not expected to have a significant impact on the Company’s financial position, results of operations and cash flows.

3.
Contribution Transaction

On May 26, 2017, Holmwood and the Operating Partnership closed on a transaction that resulted in Holmwood contributing its entire membership interest in four SPEs to the Operating Partnership and assigning to the Operating Partnership all its rights, title and interest in and to any and all profits, losses and distributed cash flow for three other SPEs as well as all of the other benefits and burdens of ownership for federal income tax purposes (the “Contribution Transaction”). In exchange for the aforementioned, the Operating Partnership issued 1,078,416 of its common units (“OP Units”). The agreed upon value of the transaction between the parties was $10,784,161. However, the Company recognized value of $6,068,182 with respect to the issuance of the OP Units based upon the net identifiable assets received. This issuance was recorded as a non-cash transaction in the consolidated statement of changes in stockholders equity for the year ended December 31, 2017.

The Contribution Transaction was accounted for as a commonly controlled transaction whereby the contributed assets and assumed liabilities are acquired at their historical book values, rather than at the agreed upon value. The historical book value of the net identifiable assets contributed was $6,068,182.

HC Government Realty Trust, Inc.
Notes to the Consolidated Financial Statements
For the year ended December 31, 2017 and from
March 11, 2016 (date of inception) to December 31, 2016

A summary of the Company’s contributed assets and assumed liabilities as of May 26, 2017 is as follows:

Assets contributed
Buildings and improvements, net	$28,748,079
Intangible assets, net	1,653,771
Prepaid and other assets	336,801
Total assets contributed, net	$30,738,651

Liabilities assumed
Mortgages payable	$22,307,335
Notes payable	1,321,210
Intangible liabilities, net	704,941
Accounts payable and accrued expenses	336,983
Total liabilities assumed	$24,670,469

Net identifiable assets contributed	$6,068,182

As part of the Contribution Transaction, the Company and Holmwood entered into a tax protection agreement indemnifying Holmwood for any taxes resulting from a sale for a period of ten years after the date of the Contribution Transaction.

4.
Variable Interest Entities

With respect to the three SPEs where Holmwood assigned to the Operating Partnership all its rights, title and interest in and to any and all profits, losses and distributed cash flow, management determined these SPEs to be variable interest entities (“VIE”) in which the Operating Partnership has a variable interest and that Holmwood equity holders lacked the characteristics of a controlling financial interest. The Company determined in accordance with ASC Topic 801 “Consolidation” to consolidate these SPEs.

A summary of the VIE’s assets and liabilities that are included within the Company’s consolidated balance sheet at December 31, is as follows:

HC Government Realty Trust, Inc.
Notes to the Consolidated Financial Statements
For the year ended December 31, 2017 and from
March 11, 2016 (date of inception) to December 31, 2016

Assets:
Buildings and improvements, net	$12,007,437
Intangible assets, net	530,626
Prepaids and other assets	457,096
Total assets	$12,995,159

Liabilities:
Mortages payable	$9,796,972
Intangible liabilities, net	168,733
Accounts payable and accrued expenses	242,284
Total liabilities	$10,207,989

Net identifiable assets	$2,787,170

5.
Investment in Real Estate

The following is a summary of the Company’s investment in real estate, net as of December 31, 2017 and December 31, 2016, respectively:

	2017	2016
Land	$6,065,137	$841,155
Buildings and improvements	52,699,106	8,420,511
Tenant improvements	4,701,613	1,418,354
	63,465,856	10,680,020
Accumulated depreciation	(1,543,221)	(244,029)
Investments in real estate, net	$61,922,635	$10,435,991

Depreciation expense for the year ended December 31, 2017 and 2016 was $1,299,192 and $244,029, respectively.

The Company capitalized building improvements in the amount of $49,475 and $0 for the year ended December 31, 2017 and for the period from March 11, 2016 (date of inception) to December 31, 2016, respectively.

During the year ended December 31, 2017 the Company acquired three properties located in Virginia, Alabama and Texas with rentable square footage of 53,917, 16,036 and 38,756 respectively. The acquisitions were financed with a combination of cash and first mortgage loans. All 3 properties were acquired with leases in place with the United States of America with remaining firm terms between 4.3 and 9.5 years at the time of acquisition. A summary of the allocated purchase price for each acquired property, based on estimated fair values, is as follows:

HC Government Realty Trust, Inc.
Notes to the Consolidated Financial Statements
For the year ended December 31, 2017 and from
March 11, 2016 (date of inception) to December 31, 2016

	Norfolk, VA	Montgomery, AL	San Antonio, TX
2017 Acquisitions:	March 31, 2017	July 25, 2017	November 21, 2017	Total

Land	$1,542,290	$549,664	$273,588	$2,365,542
Buildings and improvements	11,115,690	2,751,204	5,968,136	19,835,030
Tenant improvements	-	504,350	1,324,340	1,828,690
Acquired In-place leases	418,856	174,905	394,907	988,668
Acquired lease-up costs	562,611	167,501	193,487	923,599
Above market leases	1,078,490	649,448	118,891	1,846,829
Tenant improvement obligation	(1,315,366)	-	-	(1,315,366)
Acquisition fees payable	(145,000)	(47,095)	(82,250)	(274,345)
Capitalized costs, other	-	-	-	8,495
	$13,257,571	$4,749,977	$8,191,099	$26,207,142

In connection with the purchase of the Norfolk property and the assumption of its related lease agreement, the Company assumed an aggregate obligation in the amount of $1,315,366 relating to a build-out allowance and a building specific capital allowance. At closing, the seller provided the Company a credit of an equal amount. The credit was received in cash and is held in escrow until the capital projects begin. As of December 31, 2017, $1,315,366 remained in escrow and is classified as restricted cash on the consolidated balance sheet.

The Company during 2017 also capitalized certain costs in the amount of $8,495 related to its Lakewood Co. property.

During the period March 11, 2016 to December 31, 2016 the Company acquired three properties, two in Oklahoma and one in Colorado with rentable square footage of 15,445, 9,298 and 19,241 respectively. The acquisitions were financed with a combination of cash and first mortgage loans. All three properties were acquired with leases in place with the United States of America with remaining firm terms between 4.2 and 8.0 years at the time of acquisition. A summary of the allocated purchase price for each acquired property, based on estimated fair values, is as follows:

	Moore, OK	Lawton, OK	Lakewood, CO
2016 Acquisitions:	June 10, 2016	June 10, 2016	June 10, 2016	Total

Land	$259,130	$169,458	$412,567	$841,155
Buildings and improvements	3,936,562	1,731,446	2,752,503	8,420,511
Tenant improvements	382,588	276,317	759,449	1,418,354
Acquired In-place leases	150,020	81,066	135,081	366,167
Acquired lease-up costs	102,235	39,919	125,973	268,127
Above market leases	184,887	-	-	184,887
Below Market leases	-	(10,519)	(438,086)	(448,605)
	$5,015,422	$2,287,687	$3,747,487	$11,050,596

HC Government Realty Trust, Inc.
Notes to the Consolidated Financial Statements
For the year ended December 31, 2017 and from
March 11, 2016 (date of inception) to December 31, 2016

6.
Leasehold Intangibles, net

The following is a summary of the Company’s leasehold intangibles as of December 31, 2017 and December 31, 2016.

	December 31, 2017	December 31, 2016
Acquired in-place leases	$2,171,435	$366,167
Acquired lease-up costs	2,022,123	268,127
Acquired above-market leases	2,038,492	184,887
	6,232,050	819,181
Accumulated amortization	(596,615)	(76,171)
Leasehold intangibles, net	$5,635,435	$743,010

Amortization of in-place leases, lease-up costs and acquired above market leases was $520,444 and $76,171 for the year ended December 31, 2017 and for the period from March 11, 2016 (date of inception) to December 31, 2016, respectively.

Future amortization of acquired in-place lease value, acquired lease-up costs and acquired above market leases (collectively “Intangible Lease Costs”) is as follows:

Intangible
Lease
Year Ended	Costs
2018	$804,784
2019	804,784
2020	794,016
2021	743,345
2022	565,945
Thereafter	1,922,561
Total	$5,635,435

7.
Below-Market Leases, net

The Company’s intangible liabilities consist of acquired below-market leases. The following is a summary of the Company’s intangible liabilities, as of December 31, 2017 and 2016.

HC Government Realty Trust, Inc.
Notes to the Consolidated Financial Statements
For the year ended December 31, 2017 and from
March 11, 2016 (date of inception) to December 31, 2016

	December 31, 2017	December 31, 2016
Acquired below-market leases	$1,153,546	$448,605
Accumulated amortization	(151,792)	(31,874)
Below-market leases, net	$1,001,754	$416,731

Amortization of below-market leases resulted in an increase in rental revenue of $119,918 and $31,874 for the year ended December 31, 2017 and for the period from March 11, 2016 (date of inception) to December 31, 2016, respectively.

The future amortization of acquired below market leases is as follows:

Below
Market
Year Ended	Leases
2018	$163,305
2019	163,305
2020	162,356
2021	144,363
2022	104,499
Thereafter	263,926
Total	$1,001,754

8.
Mortgages Payable

The following table outlines the mortgages payable as of December 31, 2017 and 2016:

	Initial	Interest		Outstanding Principal
Issuance Date	Balance	Rate	Maturity	December 31, 2017	December 31, 2016
August-2013	$10,700,000	5.27%	August-2023	$9,976,722	$-
April-2015	7,600,000	3.72%	March-2018	6,874,169	-
June-2016	9,675,000	3.93%	July-2019	9,343,234	7,153,556
July-2017	10,875,000	4.00%	August-2022	10,789,967	-
July-2017	3,530,000	4.00%	August-2022	3,502,398	-
September-2017	2,750,000	4.00%	August-2022	2,734,311	-
November-2017	6,991,250	4.25%	June-2019	6,991,250	-
Total principal				50,212,051	7,153,556
Debt issuance costs				(755,338)	(105,072)
Accumulated amortization				116,970	19,583
Mortgage payable net of unamortized debt costs				$49,573,683	$7,068,067

HC Government Realty Trust, Inc.
Notes to the Consolidated Financial Statements
For the year ended December 31, 2017 and from
March 11, 2016 (date of inception) to December 31, 2016

At December 31, 2017, and December 31, 2016, the Company had unamortized debt issuance costs of $638,368 and $85,489 net of $116,970, and $19,583 of accumulated amortization, respectively, in connection with its various mortgage payables.

Mortgage loan balances as of December 31, 2017 and 2016 totaled $50,212,051 and $7,153,556, respectively. Fixed rate loans before unamortized debt issuance costs totaled $43,337,882 and $7,153,556 as of December 31, 2017 and 2016, respectively. Variable rate loans before unamortized debt issuance costs totaled $6,874,169 and $0 for the same respective periods. The loans are payable to various financial institutions and are collateralized by specific properties.

The mortgage loan issued in August 2013 bears interest at a fixed rate of 5.27% per annum, has debt service payments based on principal amortization over 30 years, and matures in August 2023. This mortgage was assumed by the Company in connection with the Contribution Agreement. Outstanding principal balance as of December 31, 2017 was $9,976,722.

The mortgage loan issued in April 2015 has a variable interest rate equal to the one-month LIBOR rate plus 235 basis points. The interest rate was 3.72% for the year ended December 31, 2017. This mortgage was assumed by the Company in connection with the Contribution Agreement. The loan has required debt service payments based on principal amortization over 20 years and would have matured on March 25, 2017 in the event the predecessor had not exercised its option to extend the loan to March 25, 2018. The predecessor paid an extension fee in the amount of $11,400. The outstanding principal balance as of December 31, 2017 was $6,874,169. On or about March 25, 2018, management secured a 90-day extension to June 25, 2018 while negotiations were in process to procure a long-term refinance agreement. As a result of those negotiations, the Company entered into a loan modification agreement on April 27, 2018 which, among other things, extended the maturity date to April 27, 2020 (See Note 14 - Mortgage Payable for further discussion).

The mortgage loans issued in June 2016 bear interest at a fixed rate of 3.93% per annum with debt service payments based on principal amortization over 25 years and mature in July 2019. During the period from March 11, 2016 (date of inception) to December 31, 2016, there were three separate properties included in this financing, each with a separate mortgage payable. A fourth property financed on the same day with the same institution and with the same terms was acquired as a result of the Contribution Transaction. The aggregate original issue for the 4 loans outstanding at December 31, 2017, and the three loans outstanding at December 31, 2016 was $9,675,000 and $7,225,000, respectively. The outstanding principal balances were $9,343,234 and $7,153,566 as of December 31, 2017 and 2016, respectively.

The mortgage loan issued in July 2017, for a newly acquired property in Norfolk, VA., bears interest at a fixed rate of 4.00% per annum, has debt service payments based on principal amortization over 25 years, and matures in August 2022. The outstanding principal balance as of December 31, 2017 was $10,789,967.

The mortgage loan issued in July 2017, for a newly acquired property in Montgomery, AL., bears interest at a fixed rate of 4.00% per annum, has debt service payments based on principal amortization over 25 years, and matures in August 2022. The outstanding principal balance as of December 31, 2017 was $3,502,398.

The mortgage loan issued in September 2017, was to refinance a property acquired as a result of the Contribution Transaction. It bears interest at a fixed rate of 4.00% per annum, has debt service payments based on principal amortization over 25 years, and matures in August 2022. The outstanding principal balance as of December 31, 2017 was $2,734,311.

HC Government Realty Trust, Inc.
Notes to the Consolidated Financial Statements
For the year ended December 31, 2017 and from
March 11, 2016 (date of inception) to December 31, 2016

The mortgage loan issued in November 2017, for a newly acquired property in San Antonio, TX, is an interest only note that bears a fixed rate of 4.25% per annum and matures in June 2019. The outstanding principal balance as of December 31, 2017 was $6,991,250.

The carrying amount of the Company’s variable rate debt approximates its fair value as of December 31, 2017.

9.
Notes Payable

The following table outlines the notes payable as of December 31, 2017 and 2016:

				Outstanding Principal
	Initial	Interest		December 31	December 31
Issuance Date	Balance	Rate	Maturity	2017	2016

Related Parties
March-2017	3,070,000	12.00%	March-2018	$3,070,000	$-
December-2017	330,000	3.25%	February-2018	330,000	-
December-2017	750,000	8.00%	June-2018	750,000	-
Total related parties notes payable				$4,150,000	$-

Third parties
June-2016	2,019,789	7.00%	December-2017	$-	$1,992,140
December-2016	124,000	4.78%	September-2017	-	111,821
March-2017	330,000	12.00%	March-2018	330,000	-
November-2017	124,000	4.98%	September-2018	99,610	-
December-2017	750,000	8.00%	June-2018	750,000	-
Total third party notes payable				$1,179,610	$2,103,961

Total related and third party notes				$5,329,610	$2,103,961

March Notes

On March 31, 2017, the Company borrowed an aggregate amount of $3,400,000 pursuant to multiple promissory notes payable. The notes are unsecured, require monthly interest-only payments payable in arrears at an interest rate of 12% per annum. By agreement with the holders of these notes, the maturity date of such notes has been extended to May 1, 2019. The notes are pre-payable without penalty. Of these notes, $3,070,000 in aggregate principal were loaned by a director of the Company and by an affiliate of another Company director, all of whom or which also are affiliates of the Asset Manager and the Company’s predecessor. As of December 31, 2017, the outstanding principal balance of these notes was $3,400,000.

December Notes

On December 11, 2017, our company borrowed $330,000 from an affiliated entity of our Company’s CEO. The loan accrues interest at 3.25% per annum and both principal and accrued interest is payable on demand. This note was paid in full on February 26, 2018.

HC Government Realty Trust, Inc.
Notes to the Consolidated Financial Statements
For the year ended December 31, 2017 and from
March 11, 2016 (date of inception) to December 31, 2016

On December 11, 2017, the Company borrowed $1,500,000 in aggregate principal amount pursuant to multiple promissory notes payable to accredited investors. The notes are unsecured, require monthly interest-only payments payable in arrears at an interest rate of 8% per annum. By agreement with the holders of these notes, the maturity date of such notes has been extended to May 1, 2019. With respect to these notes, $500,000 in principal amount was loaned by an affiliate of a director of the Company, the Asset Manager and the Company’s predecessor, and $250,000 was loaned by a member of the Company’s predecessor. As of December 31, 2017, the outstanding principal balance of these notes was $1,500,000.

Seller-Finance Note

On June 10, 2016, the Company entered into a note payable agreement in the amount of $2,019,789 with the seller of the Company’s 2016 acquired properties. The loan bears interest at a fixed annum rate of 7.0% and payments are based on monthly principal amortization over 20 years. The note matured on December 10, 2017. During December 2017, the Company paid the outstanding principal balance of the note plus accrued interest through the date of payment. The outstanding principal balance as of December 31, 2017 and 2016 was $0 and $1,992,140, respectively.

Premium Finance Agreement

On November 30, 2017, the Company entered into a note payable in the amount of $124,000 to finance certain insurance premiums. The loan bears interest at a fixed annum rate of 4.98% and requires ten payments, including principal and interest, of $12,685. As of December 31, 2017, the outstanding balance was $99,610.

On December 7, 2016, the Company entered into a note payable in the amount of $124,000 to finance certain insurance premiums. The loan bore interest at a fixed annum rate of 4.78% and required ten payments, including principal and interest, of $12,673. As of December 31, 2017 and 2016, the outstanding balance was $0 and $111,821, respectively.

10.
Related Parties

Receivables/Payables

At December 31, 2017, the Company had a related party payable of $461,858 which consisted of a payable to Holmwood of $371,984, a payable to HCA of $74,874, and a payable to the Company’s CEO of $15,000. Subsequent to December 31, 2017, the Company has repaid $267,000 to Holmwood, $74,807 to HCA and $15,000 to the CEO.

During the period from March 11, 2016 (date of inception) to December 31, 2016, the Company advanced to Holmwood $410,861 and advanced $114,536 to the Asset Manager. At December 31, 2016, the unpaid balance of the advance to Holmwood and the advance to the Asset Manager was $410,861 and $114,536, respectively.

Management fees

The Asset Manager provides asset management, property management, acquisition and leasing services for the Company.

The Company pays the Asset Manager an asset management fee equal to 1.5% of the stockholders’ equity payable, subject to certain adjustments, in arrears and on a quarterly basis. The asset management fee incurred for the year ended December 31, 2017 and for the period March 11, 2016 to December 31, 2016 was $178,621 and $35,948, respectively. Accrued asset management fees at December 31, 2017 and 2016 were $74,807 and $0, respectively.

HC Government Realty Trust, Inc.
Notes to the Consolidated Financial Statements
For the year ended December 31, 2017 and from
March 11, 2016 (date of inception) to December 31, 2016

The Company pays a property management fee to the Asset Manager with respect to all properties. The property management fee is payable on a monthly basis and in arrears. The Company incurred property management fees of $124,861 and $21,361 for the year ended December 31, 2017 and for the period from March 11, 2016 (date of inception) to December 31, 2016, respectively.

The Company owes the Asset Manager 1% of the acquisition cost (“Acquisition Fee”) of each real estate investment made on behalf of the Company for services with respect to the identification of an investment, arrangement of the purchase, and coordination of closing. The Acquisition Fee shall be paid in common stock or other equity securities of the Company. The Acquisition Fee shall be accrued and unpaid until the earlier of the date on which the Company’s common stock is initially listed with a national securities exchange or on March 31, 2020. Unpaid acquisition fees as of December 31, 2017 and 2016 were $274,345 and $0, respectively.

The Company owes the Asset Manager a leasing fee for services in connection with leasing the Company’s real estate investments equal to 2.0% of all gross rent for any new lease or lease renewal entered into, excluding reimbursements by the tenant for operating expenses and taxes and similar pass-through obligations paid by the tenant. There were no leasing fees paid during the year ended December 31, 2017 nor during the period from March 11, 2016 (date of inception) to December 31, 2016. There were no leasing fees accrued at December 31, 2017 and 2016.

Notes payable

During the year ended December 31, 2017, the Company entered into various promissory notes with related parties (See Note 9 for further discussion). As of December 31, 2017, the unpaid principal balance of related party notes payable was $4,150,000. There were no related party notes payable issued during the period from March 11, 2016 (date of inception) to December 31, 2016 nor were there any outstanding as of December 31, 2016.

11.
Leases and Tenants

Our rental properties are subject to generally non-cancelable operating leases generating future minimum contractual rent payments due from tenants. Occupancy of the operating properties was at 98.1% for the year ended December 31, 2017 and for the period from March 11, 2016 (date of inception) to December 31, 2016. Lease terms range from 3 to 12 years as of December 31, 2017. The future minimum rents for existing leases as of December 31, 2017 are as follows:

HC Government Realty Trust, Inc.
Notes to the Consolidated Financial Statements
For the year ended December 31, 2017 and from
March 11, 2016 (date of inception) to December 31, 2016

Future
Minimum
Rents
2018	$7,580,715
2019	7,580,715
2020	7,404,384
2021	6,942,197
2022	5,097,601
Thereafter	16,559,369
Total	$51,164,980

The properties are 100% leased to the United States of America and administered by either the GSA or occupying agency. At December 31, 2017 the weighted average firm lease term is 6.2 years if GSA elects its early termination right and the total remaining weighted average contractual lease term including renewal options is 9.5 years. Lease maturities range from 2020 to 2029.

12.
Stockholders’ Equity

Preferred Stock

During the period March 11, 2016 (date of inception) to December 31, 2016, the Company issued 144,500 shares of its 7.00% Series A Cumulative Convertible Preferred Stock (“the Series A Preferred Stock”) to various investors in exchange for a total of $3,612,500, or $25 per share. The Series A Preferred Stock is convertible, at shareholders’ request, on the earlier of (1) the Company’s listing on a national securities exchange or (2) on March 31, 2020. The shares are convertible into common shares at a 3:1 ratio.

Common Stock

On March 14, 2016, the Company issued 50,000 shares (200,000 shares, collectively) of common stock at a price of $0.01 per share to each of Messrs. Robert R. Kaplan, Robert R. Kaplan, Jr., Edwin M. Stanton and Philip Kurlander, founders of the Company. Total consideration was $500 per person.

On November 7, 2016, the Company’s offering statement (the “Offering”) filed pursuant to Regulation A was qualified by the SEC. The Offering’s minimum and maximum offering amounts are $3,000,000 and $30,000,000, respectively, at an offering price of $10 per share. The initial purchase of common stock with respect to the Offering occurred on May 18, 2017. During the year ended December 31, 2017, the Company sold 679,307 shares in connection with the Offering for net proceeds of $6,141,926.

Restricted Common Stock Issuance

Compensation for each independent board member includes an initial share grant of 4,000 restricted common shares with a one-year vesting term. On May 18, 2017, the Company issued 16,000 shares to its four independent board members, collectively. The shares, valued at $10 share, pay dividends on the number of shares issued without regard to the number of shares vested. For the year ended December 31, 2017, the Company recognized $98,667 related to equity-based compensation.

HC Government Realty Trust, Inc.
Notes to the Consolidated Financial Statements
For the year ended December 31, 2017 and from
March 11, 2016 (date of inception) to December 31, 2016

OP Units Issued

On May 26, 2017, in connection with the closing on the Contribution Transaction, the Operating Partnership issued 1,078,416 OP Units to the Company’s predecessor. The recorded value of the OP Units was based upon the book value of the net identifiable assets contributed which was $6,068,182. After one year, the OP Units are exchangeable into the REIT’s common stock at a ratio of 1:1 or redeemable for cash, at the REIT’s discretion.

Long-Term Incentive Plan Shares

During the year ended December 31, 2017, the Operating Partnership issued the Asset Manager 74,450 long-term incentive plan shares (“LTIPs”) that vest over five-years. Each LTIP is convertible into OP Units at 1:1 which can then be further exchanged into the REIT’s common stock at 1:1. Pursuant to an agreement, the shares are issued concurrent with each sale of the REIT’s common stock. The vesting will accelerate if the Company terminates its management agreement with the Asset Manager. The LTIPs result in the Asset Manager consistently and beneficially owning 3% of the REIT’s issued and outstanding shares on a fully diluted basis. For the year ended December 31, 2017, the Company recognized $82,364 of equity-based compensation expense.

Dividends and Distributions

During the year ended December 31, 2017 and the period from March 11, 2016 (date of inception) to December 31, 2016, the REIT declared dividends on its Series A Preferred Stock of $316,095 and $104,636, respectively. As of December 31, 2017 and 2016, accrued, unpaid preferred stock dividends were $63,219 and $0, respectively.

During the year ended December 31, 2017 and the period from March 11, 2016 to December 31, 2016, the REIT declared dividends on its common stock of $270,232 and $0, respectively. As of December 31, 2017 and 2016, accrued, unpaid common stock dividends were $123,104 and $0, respectively.

During the year ended December 31, 2017, the Operating Partnership declared distributions of $390,869 with respect to its outstanding common units and LTIPs. As of December 31, 2017, accrued, unpaid distributions were $158,519.

13.
Commitments and Contingencies

In connection with the contributed properties in 2017, the property, located in Port Canaveral, Florida, was purchased subject to ground leases. The ground lease has an extended term of 30 years to 2045 with one 10-year renewal option. The Company made ground lease payments of $43,903 during the year ended December 31, 2017. The future minimum rent payments for the ground lease as of December 31, 2017 are as follows:

HC Government Realty Trust, Inc.
Notes to the Consolidated Financial Statements
For the year ended December 31, 2017 and from
March 11, 2016 (date of inception) to December 31, 2016

Future
Minimum
Year Ended	Rents
2018*	$73,568
2019	73,568
2020	73,568
2021	73,568
2022	73,568
Thereafter	1,692,057
Total	$2,059,897

The Company can be party to or otherwise be involved in legal proceedings arising in the normal and ordinary course of business. We are not aware of any proceeding, threatened or pending, against us which, if determined adversely, would have a material effect on our business, results of operations, cash flows or financial position.

14.
Subsequent Events

The Company evaluates events that have occurred after the balance sheet date but before the financial statements are issued. Based upon the evaluation, the Company did not identify any recognized or non-recognized subsequent events that would have required adjustment or disclosure in the consolidated financial statements, other than listed below.

Dividends and Distributions

On January 1, 2018, the Company and Operating Partnership paid the accrued dividends and distributions of $186,323 and $158,519, respectively.

On March 28, 2018, the Company declared a dividend on its Series A Preferred Stock and common stock of $0.4375 and $0.1375 per share for shareholders of record on March 31, 2018. The aggregate dividend of $200,364 was paid on April 5, 2018.

On March 28, 2018, the Operating Partnership declared an aggregate distribution of $158,954 with respect to its OP Units and LTIPs, representing $0.1375 per share for holders of record on March 31, 2018.

Securities Issuances

Through April 27, 2018 the REIT had sold and issued 180,284 additional shares of common stock under its Offering for $1,690,488, net of issuance costs during fiscal 2018.

Through April 27, 2018, the Operating Partnership had issued 5,576 LTIPs to the Asset Manager in connection with the above common stock sold in fiscal 2018. The value of the LTIPs issued were estimated at $55,760 and vest over 5 years.

HC Government Realty Trust, Inc.
Notes to the Consolidated Financial Statements
For the year ended December 31, 2017 and from
March 11, 2016 (date of inception) to December 31, 2016

Notes Payable

On February 26, 2018, the Company satisfied the note payable to an affiliated entity of the Company’s Chief Executive Officer in the amount of $332,263, which included accrued interest of $2,263.

Effective April 16, 2018, the Company and investors agreed to extend the maturity date of the $3,400,000 notes payable issued March 31, 2017 to May 1, 2019.

Effective April 16, 2018, the Company and investors agreed to extend the maturity date of the $1,500,000 notes payable issued December 11, 2017 to May 1, 2019.

Mortgage Payable
On April 17, 2018, the Company received a commitment from a lending institution to modify the variable rate mortgage that was previously extended to June 25, 2018. The terms of the commitment specify interest is based on the one-month LIBOR plus 235 basis points, principal payments are based on a 17 year amortization period and matures two years from date of closing. The financing contains other terms and conditions customarily associated with mortgage lending. On April 27, 2018, the Company entered into a loan modification agreement substantially upon the terms of the commitment.

Future Acquisitions
The Company has entered into separate purchase and sale agreements to acquire three properties currently leased to the United States of America for the combined price of $21,655,000, excluding acquisition costs. The acquisitions will be financed by senior debt financing and equity. The Company has acquisition deposits outstanding in the amount of $150,000. The properties are expected to close between late April, 2018 and late July 2018.

Report of Independent Registered Public Accounting Firm

To the Management of
Holmwood Capital, LLC
Sarasota, Florida

Opinion on the Consolidated Financial Statements

We have audited the accompanying consolidated balance sheets of Holmwood Capital, LLC and subsidiaries (collectively, “Holmwood Capital) as of May 26, 2017 and December 31, 2016, the related consolidated statements of operations, changes in Partners’ capital, and cash flows for the period from January 1, 2017 to May 26, 2017 and the year ended December 31, 2016, and the related notes (collectively referred to as the “consolidated financial statements”). In our opinion, the consolidated financial statements present fairly, in all material respects, the financial position of Holmwood Capital as of May 26, 2017 and December 31, 2016, and the results of their operations and their cash flows for the period from January 1, 2017 to May 26, 2017 and the year ended Decemer 31, 2016 in conformity with accounting principles generally accepted in the United States of America.

Basis for Opinion

These consolidated financial statements are the responsibility of Holmwood Capital's management. Our responsibility is to express an opinion on Holmwood Capital's consolidated financial statements based on our audits. We are a public accounting firm registered with the Public Company Accounting Oversight Board (United States) ("PCAOB") and are required to be independent with respect to the Company in accordance with the U.S. federal securities laws and the applicable rules and regulations of the Securities and Exchange Commission and the PCAOB.

We conducted our audits in accordance with the standards of the PCAOB and in accordance with auditing standards generally accepted in the United States of America. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the consolidated financial statements are free of material misstatement, whether due to error or fraud. Our audits included performing procedures to assess the risks of material misstatement of the consolidated financial statements, whether due to error or fraud, and performing procedures that respond to those risks. Such procedures included examining, on a test basis, evidence regarding the amounts and disclosures in the consolidated financial statements. Our audits also included evaluating the accounting principles used and significant estimates made by management, as well as evaluating the overall presentation of the consolidated financial statements. We believe that our audits provide a reasonable basis for our opinion.

/s/ Cherry Bekart LLP

We have served as Holmwood Capital’s auditor since 2016.

Richmond, Virginia
April 27, 2018

Holmwood Capital, LLC
Consolidated Balance Sheets
May 26, 2017 and December 31, 2016

	May 26, 2017	December 31, 2016
ASSETS
Investment in real estate, net	$28,748,106	$29,107,886
Cash and cash equivalents	186,005	258,840
Restricted cash	134,865	239,221
Rent and other tenant receivables, net	166,264	336,464
Leasehold intangibles, net	1,653,770	1,766,835
Prepaids and other assets	75,944	52,579
Total Assets	$30,964,954	$31,761,825

LIABILITIES
Mortgages payable, net of unamortized issuance costs	$22,307,340	$22,455,942
Notes payable, net of unamortized issuance costs	1,120,718	1,387,901
Accrued interest payable	91,616	94,942
Accounts payable	127,651	160,596
Accrued expenses	254,128	245,205
Below-market leases, net	704,941	746,865
Related party payable	121,848	410,861
Total Liabilities	24,728,242	25,502,312

PARTNERS' CAPITAL
Partners' contributions, net	6,804,872	6,804,872
Accumulated deficit	(568,160)	(545,359)
Total Partners' Capital	6,236,712	6,259,513
Total Liabilities and Partners' Capital	$30,964,954	$31,761,825

The accompanying notes are an integral part of the consolidated financial statements

Holmwood Capital, LLC
Consolidated Statements of Operations
For the period from January 1, 2017 to May 26, 2017 and for the year ended December 31, 2016

	Period from January 1, 2017 to May 26, 2017	For the Year Ended December 31, 2016
Revenues
Rental revenues	$1,430,291	$3,564,278
Real estate tax reimbursments and other revenues	3,146	146,890
Total revenues	1,433,437	3,711,168

Operating expenses
Depreciation and amortization	478,377	1,228,064
General and administrative	9,379	15,731
Ground lease	27,924	71,094
Insurance	22,530	54,149
Janitorial	67,144	169,172
Management fees	79,005	192,652
Professional expenses	16,392	54,125
Real estate and other taxes	125,279	237,959
Repairs and maintenance	88,502	210,693
Utilities	67,235	161,048
Total operating expenses	981,767	2,394,687

Other expense
Interest expense	474,471	1,224,717

Net (loss) income	$(22,801)	$91,764

The accompanying notes are an integral part of the consolidated financial statements

Holmwood Capital, LLC
Consolidated Statements of Changes in Partners’ Capital
For the period from January 1, 2017 to May 26, 2017 and for the year ended December 31, 2016

	Contributions	Accumulated	Total Partners'
	(Distributions)	Deficit	Capital

Balance, December 31, 2015	$7,179,761	$(637,123)	$6,542,638

Distributions	(374,889)	-	(374,889)

Net income	-	91,764	91,764
Balance, December 31, 2016	6,804,872	(545,359)	6,259,513

Distributions	-	-	-

Net loss	-	(22,801)	(22,801)
Balance, May 26, 2017	$6,804,872	$(568,160)	$6,236,712

The accompanying notes are an integral part of the consolidated financial statements

Holmwood Capital, LLC
Consolidated Statements of Cash Flows
For the period from January 1, 2017 to May 26, 2017 and for the year ended December 31, 2016

	Period from January 1, 2017 to May 26, 2017	For the Year Ended December 31, 2016
Cash flows from operating activities:
Net (loss) income	$(22,801)	$91,764
Adjustments to reconcile net (loss) income to net cash provided by operating activities:
Depreciation	365,850	946,751
Amortization of acquired lease-up costs	54,495	136,234
Amortization of in-place leases	58,032	145,079
Amortization of above/below-market leases	(41,386)	(103,429)
Amortization of debt costs	35,980	138,095
Change in assets and liabilities
Restricted cash	104,356	(116,370)
Rent and other tenant receivables, net	170,200	(90,837)
Prepaid expense and other assets	(23,365)	113,770
Accounts payable and accrued expenses	(24,022)	16,297
Accrued interest payable	(3,326)	13,664
Related party payable	(289,013)	410,861
Net cash provided by operating activities	385,000	1,701,879

Cash flows from investing activities:
Improvements to investment properties	(6,070)	(13,745)
Net cash provided (used) in investing activities	(6,070)	(13,745)

Cash flows from financing activities:
Distributions to partners	-	(374,889)
Notes payable proceeds	-	1,000,000
Mortgage proceeds	-	2,450,000
Mortgage principal payments	(184,582)	(4,198,676)
Notes payable principal repayments	(267,183)	(465,036)
Debt issuance costs	-	(132,793)
Net cash used in financing activities	(451,765)	(1,721,394)

Net decrease in cash and cash equivalents	(72,835)	(33,260)
Cash and cash equivalents, beginning of year	258,840	292,100
Cash and cash equivalents, end of period for May 26, 2017 and end of year 2016	$186,005	$258,840

Supplemental cash flow information:
Interest paid	$430,417	$1,084,704

The accompanying notes are an integral part of the consolidated financial statements

Holmwood Capital, LLC
Notes to the Consolidated Financial Statements
For the period from January 1, 2017 to May 26, 2017 and for the year ended December 31, 2016

1.
Organization

Holmwood Capital, LLC (“Holmwood” or the “Company”), a Delaware limited liability company, was organized for the primary purpose of acquiring, owning, leasing and disposing of commercial real estate properties leased by the United States of America and administered by General Services Administration (GSA) or occupying agency. The Company invests through wholly-owned, special purpose limited liability companies, or special purpose entities (“SPE”), primarily in properties across secondary or smaller markets.

There were seven (7) SPEs as of May 26, 2017 representing 110,352 rentable square feet located in five states. The properties are 100% leased to the United States of America. Since 2015, the Company and its assets have been managed externally by Holmwood Capital Advisors, LLC and its subsidiary, Holmwood Capital Management, LLC, (collectively “HCA” or “Asset Manager”). The principal owners of HCA or their respective affiliates are also the majority owners of Holmwood.

On May 26, 2017, Holmwood and HC Government Realty Holdings, LP (“HC Gov Realty”) closed on a transaction (the “Contribution Transaction”) whereby all of the membership interests in four of the Company’s subsidiaries were contributed to HC Gov Realty in exchange for common units (“OP Units”). Additionally, in exchange for all the profits, losses, and distributed cash flow and all of the other benefits and burdens of ownership for federal income tax purposes for three of the Company’s SPEs, HC Gov Realty issued OP units. `The Contribution Transaction resulted in the contribution of all of Holmwood’s property-related operations, assets and liabilities to HC Gov Realty.

2.
Basis of Presentation

Holmwood’s consolidated balance sheet as of May 26, 2017 and the related consolidated statement of operations, consolidated statement of changes in partners’ capital and consolidated statements of cash flows for the period from January 1, 2017 to May 26, 2017 have been presented immediately prior to the effects of the Contribution Transaction.

3.
Significant Accounting Policies

Basis of Accounting and Consolidation - The accompanying consolidated financial statements include the accounts of the subsidiary and the seven wholly-owned SPEs including transactions whereby the Company has been determined to have majority voting interest, control and is the primary beneficiary in accordance with the Financial Accounting Standards Board (“FASB”) guidance. All other significant intercompany balances and transactions have been eliminated in consolidation.

Use of Estimates - The preparation of consolidated financial statements in conformity with accounting principles generally accepted in the United States of America requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities, and disclosure of contingent assets and liabilities at the date of the financial statements, and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates and assumptions.

Holmwood Capital, LLC
Notes to the Consolidated Financial Statements
For the period from January 1, 2017 to May 26, 2017 and for the year ended December 31, 2016

Cash and Cash Equivalents - Cash and cash equivalents include all cash and liquid investments with an initial maturity of three months or less when purchased. At times, the Company’s cash and cash equivalents balance deposited with financial institutions may exceed federally insurable limits. The Company mitigates this risk by depositing funds with major financial institutions.

The Company has not experienced any losses in connection with such deposits.

Restricted Cash – Restricted cash consists of amounts escrowed for future real estate taxes, insurance and repairs, as required by certain of the Company’s mortgage debt agreements.

Purchase Accounting for Acquisitions of Real Estate Subject to a Lease - In accordance with the FASB guidance on business combinations, Holmwood determines the fair value of the real estate assets acquired on an “as if vacant” basis. The difference between the purchase price and the fair value of the real estate assets on an “as if vacant” basis is first allocated to the fair value of above- and below-market leases, and then allocated to in-place leases and lease-up costs.

Management estimates the “as if vacant” value considering a variety of factors, including the physical condition and quality of the buildings, estimated rental and absorption rates, estimated future cash flows, and valuation assumptions consistent with current market conditions. The “as if vacant” fair value is allocated to land and buildings and improvements based on relevant information obtained in connection with the acquisition of the property, including appraisals and property tax assessments. Above-market and below-market lease values are determined on a lease-by-lease basis based on the present value (using an interest rate that reflects the risk associated with the leases acquired) of the difference between (a) the contractual amounts to be paid under the lease and (b) management’s estimate of the fair market lease rate for the corresponding space over the remaining non-cancelable terms of the related leases. Above (below) market lease values are recorded as leasehold intangibles and are recognized as an increase or decrease in rental income over the remaining non-cancelable term of the lease.

Additionally, in-place leases are valued in consideration of the net rents earned that would have been foregone during an assumed lease-up period; and lease-up costs are valued based upon avoided brokerage fees. Holmwood has not recognized any value attributable to customer relationships. The difference between the total of the calculated values described above, and the actual purchase price plus acquisition costs, is allocated pro-ratably to each component of calculated value. In-place leases and lease-up costs are amortized over the remaining non-cancelable term of the leases. Real estate values were determined by independent accredited appraisers.

Depreciation of an asset begins when it is available for use and is calculated using the straight-line method over its estimated useful life. Range of useful lives for depreciable assets are as follows:

Category	Term
Buildings	40 years
Building improvements	5 - 40 years
Tenant improvements	Shorter of remaining life of the lease or useful life

Holmwood Capital, LLC
Notes to the Consolidated Financial Statements
For the period from January 1, 2017 to May 26, 2017 and for the year ended December 31, 2016

Construction expenditures for building improvements and tenant improvements are capitalized and amortized over the terms of each specific lease.

Maintenance and repair expenditures are charged to expense as incurred while expenditures that extend the useful life of the real estate investment are capitalized.

Leases - Holmwood’s real estate is leased to tenants on a modified gross lease basis. The leases provide for a minimum rent which normally is flat during the firm term of the lease. The minimum rent payment may include payments to pay for lessee requests for tenant improvement or to cover the cost for extra security. The tenant is required to pay increases in property taxes over the first year and an increase in operating costs based on the consumer price index of the lease’s base year operating expenses. Operating costs includes repairs and maintenance, cleaning, utilities and other related costs. Generally, the leases provide the tenant with renewal options, subject to generally the same terms and conditions of the base term of the lease. Holmwood accounts for its leases using the operating method. Such method is described below:

Operating method – Properties with leases accounted for using the operating method are recorded at the cost of the real estate. Revenue is recognized as rents are earned and expenses (including depreciation and amortization) are charged to operations as incurred. Buildings are depreciated on the straight-line method over their estimated useful lives. Leasehold intangibles are amortized on the straight-line method over the terms of their respective leases. When scheduled rents vary during the lease term, income is recognized on a straight-line basis so as to produce a constant periodic rent over the term of the lease.

Impairment – Real Estate - The Company reviews investments in real estate for impairment whenever events or changes in circumstances indicate that the carrying amounts may not be recoverable. To determine if impairment may exist, the Company reviews its properties and identifies those that have had either an event of change or an event of circumstances warranting further assessment of recoverability (such as a decrease in occupancy). If further assessment of recoverability is needed, the Company estimates the future net cash flows expected to result from the use of the property and its eventual disposition, on an individual property basis. If the sum of the expected future net cash flows (undiscounted and without interest charges) is less than the carrying amount of the property on an individual property basis, the Company will recognize an impairment loss based upon the estimated fair value of such property. For the period from January 1, 2017 to May 26, 2017 and for the year ended December 31, 2016, the Company has not recorded any impairment charges.

Revenue Recognition - Minimum rents are recognized when due from tenants; however, minimum rent revenues under leases which provide for varying rents over their terms, if any, are straight lined over the term of the leases. In the case of expense reimbursements due from tenants, the revenue is recognized in the period in which the related expense is incurred.

Rents and Other Tenant Accounts Receivables, net - Rents and other tenant accounts receivables represent amounts billed and due from tenants. When a portion of the tenants’ receivable is estimated to be uncollectible, an allowance for doubtful accounts is recorded. Due to the high credited worthiness of the tenants, there were no allowances as of May 26, 2017 and December 31, 2016.

Income and Other Taxes - No provision for income taxes is made because Holmwood and its operating subsidiaries are not subject to income tax. Management has evaluated tax positions that could have a significant effect on the financial statements and determined that the Company has a franchise and excise state tax liability of $5,997 to reflect its share of the annual costs for the period from January 1, 2017 to May 26, 2017. The franchise and excise state tax liability as of December 31, 2016 was $12,249.

Holmwood Capital, LLC
Notes to the Consolidated Financial Statements
For the period from January 1, 2017 to May 26, 2017 and for the year ended December 31, 2016

Debt Issuance Costs – Debt issuance costs incurred in connection with Holmwood’s mortgages payable and note payable were deferred and amortized as interest expense over the term of the respective loan agreement using the effective interest method. As applicable, the unamortized balance of debt issuance costs is presented within in mortgages payable and notes payable within the consolidated balance sheets.

Reclassifications – Certain prior year amounts have been reclassified for consistency with the current year presentation. Accordingly, $746,865 has been reclassified from leasehold intangibles, net to below-market leases, net, on the consolidated balance sheets as of December 31, 2016, in order to present the below-market lease intangibles separately from the above-market lease intangibles. This reclassification has no effect on the reported total partners’ capital or results of operations as of and for the year ended December 31, 2016.

Recent Accounting Pronouncements - In May 2014, the FASB issued Accounting Standards Update (“ASU”) 2014-09, “Revenue from Contracts with Customers,” which supersedes the revenue recognition requirements of Accounting Standards Codification (“ASC”) Topic 605, “Revenue Recognition” and most industry-specific guidance on revenue recognition throughout the ASC. The new standard is principles based and provides a five-step model to determine when and how revenue is recognized. The core principle of the new standard is that revenue should be recognized when a company transfers promised goods or services to customers in an amount that reflects the consideration to which the company expects to be entitled in exchange for those goods or services. The new standard also requires disclosure of qualitative and quantitative information surrounding the amount, nature, timing and uncertainty of revenues and cash flows arising from contracts with customers. The new standard will be effective for the Company for the year ending December 31, 2019 and can be applied either retrospectively to all periods presented or as a cumulative-effect adjustment as of the date of adoption. Early adoption is permitted beginning for the year ending December 31, 2017. The Company has determined that there will be no impact in adopting the new standard on its consolidated financial statements since there will be no future revenue after May 26, 2017.

In February 2016, the FASB issued ASU 2016-02, "Leases (Topic 842)". ASU 2016-02 is intended to improve financial reporting about leasing transactions.  The ASU will require organizations that lease assets referred to as “Lessees” to recognize on the balance sheet the assets and liabilities for the rights and obligations created by those leases with lease terms of more than 12 months. An organization is to provide disclosures designed to enable users of financial statements to understand the amount, timing, and uncertainty of cash flows arising from leases. These disclosures include qualitative and quantitative requirements concerning additional information about the amounts recorded in the consolidated financial Statements.

The leasing standard will be effective for the year ended December 31, 2020. Early adoption will be permitted upon issuance of the standard and a modified retrospective approach must be applied. The Company is currently evaluating the impact of ASU 2016-02 on its consolidated financial statements.

In August 2016, the FASB issued ASU 2016-15, "Statement of Cash Flows (Topic 230): Classification
of Certain Cash Receipts and Cash Payments”. ASU 2016-15 is intended to improve cash flow statement classification guidance. The standard will be effective for fiscal years beginning after December 15, 2018. The Company is currently evaluating the impact of ASU 2016-15 on its consolidated financial statements.

In January 2017, the FASB issued ASU 2017-01, "Business Combinations (Topic 805): Clarifying the Definition of a Business.” ASU 2017-01 is intended to help companies evaluate whether transactions should be accounted for as acquisitions (or disposals) of assets or businesses. The standard will be effective for fiscal years beginning after December 15, 2018. The Company is currently evaluating the impact of ASU 2017-01 on its financial statements.

Holmwood Capital, LLC
Notes to the Consolidated Financial Statements
For the period from January 1, 2017 to May 26, 2017 and for the year ended December 31, 2016

Other accounting standards that have been issued or proposed by the FASB or other standard-setting bodies are not currently applicable to the Company or are not expected to have a significant impact on the Company’s financial position, results of operations and cash flows.

4.
Investment in Real Estate, net

The following is a summary of the Company’s investment in real estate as of May 26, 2017 and December 31, 2016.

	May 26, 2017	December 31, 2016
Land, buidings and improvements	$29,555,372	$29,549,302
Tenant improvements	2,278,862	2,278,862
	31,834,234	31,828,164
Accumulated depreciation	(3,086,128)	(2,720,278)
Investments in real estate	$28,748,106	$29,107,886

Depreciation expense for the period from January 1, 2017 to May 26, 2017 and for the year ended December 31, 2016 was $365,850 and $946,751, respectively.

The Company capitalized building improvements in the amount of $6,070 and $13,745 for the period from January 1, 2017 to May 26, 2017 and for the year ended December 31, 2016, respectively.

5.
Leasehold Intangibles, net

The following is a summary of the Company’s leasehold intangibles, as of May 26, 2017 and December 31, 2016.

	May 26, 2017	December 31, 2016
Acquired in-place leases	$1,320,305	$1,320,305
Acquired lease-up costs	1,285,251	1,285,251
Acqiured above market leases	12,642	12,642
Accumulated amortization	(964,428)	(851,363)
Leasehold intangibles, net	$1,653,770	$1,766,835

Amortization of in-place leases, lease-up costs and acquired above market leases was $113,065 and $281,313 for the period from January 1, 2017 to May 26, 2017 and for the year ended December 31, 2016, respectively.

Holmwood Capital, LLC
Notes to the Consolidated Financial Statements
For the period from January 1, 2017 to May 26, 2017 and for the year ended December 31, 2016

Future amortization of acquired in-place lease value and acquired lease-up costs (collectively “Intangible Lease Costs”) is as follows:

Intangible
Lease
Year Ended	Costs
2017*	$169,091
2018	282,156
2019	282,156
2020	282,156
2021	257,219
Thereafter	380,992
Total	$1,653,770

* Represents period from May 27, 2017 to December 31, 2017.

6.
Below-Market Leases, net

The following is a summary of the Company’s acquired below-market leases as of May 26, 2017 and December 31, 2016.

	May 26, 2017	December 31, 2016
Acquired below-market leases	$1,070,051	$1,070,051
Accumulated amortization	(365,110)	(323,186)
Below-market leases, net	$704,941	$746,865

Amortization of below-market leases resulted in an increase in rental revenue of $41,924 for the period from January 1, 2017 to May 26, 2017 and $103,429 for the year ended December 31, 2016, respectively.

Holmwood Capital, LLC
Notes to the Consolidated Financial Statements
For the period from January 1, 2017 to May 26, 2017 and for the year ended December 31, 2016

The future amortization of acquired below-market leases is as follows:

Below
Market
Year Ended	Leases
2017*	$(62,888)
2018	(104,812)
2019	(104,812)
2020	(104,812)
2021	(92,223)
Thereafter	(235,394)
Total	$(704,941)

* Represents period from May 27, 2017 to December 31, 2017.

7.
Mortgages and Notes Payable

Mortgages Payable

The following table outlines the mortgages payable as of May 26, 2017 and as of December 31, 2016:

				Outstanding Principal
	Initial	Interest		May 26,	December 31,
Issuance Date	Balance	Rate	Maturity	2017	2016
July 2013	$10,700,000	5.27%	August 2023	$10,082,759	$10,159,209
April 2015	7,600,000	3.84%	March 2018	7,031,647	7,115,152
December 2015	3,080,000	4.00%	June 2017	3,069,733	3,069,733
June 2016	2,450,000	3.93%	June 2019	2,401,146	2,425,773
Total principal				22,585,285	22,769,867
Debt issuance costs				(540,812)	(540,812)
Accumulated amortization				262,867	226,887
Mortgage payable net of unamortized debt costs				$22,307,340	$22,455,942

At May 26, 2017 and December 31, 2016, the Company had unamortized debt issuance costs of $277,945, and $313,925 net of $262,867, and $226,887 of accumulated amortization, respectively in connection with its various mortgage payables.

Gross mortgage loan balances as of May 26, 2017 and as of December 31, 2016 totaled $22,585,285 and $22,769,867, respectively. Of these amounts, fixed rate loans before unamortized debt issuance costs totaled $12,483,905 and $12,584,982 as of May 26, 2017 and December 31, 2016, respectively. The remaining amounts comprise variable rate loans before unamortized debt issuance costs totaled $10,101,380 and $10,184,885 for the same respective periods. The loans are payable to various financial institutions and are collateralized by specific properties.

Holmwood Capital, LLC
Notes to the Consolidated Financial Statements
For the period from January 1, 2017 to May 26, 2017 and for the year ended December 31, 2016

The mortgage loan issued in July 2013 bears interest at a fixed annum rate of 5.27%, has debt service payments based on principal amortization over 30 years, and matures in August 2023. The outstanding principal balance as of May 26, 2017 and December 31, 2016 was $10,082,759 and $10,159,209, respectively.

The mortgage loan issued in April 2015 has a variable interest rate equal to the one-month LIBOR rate plus 235 basis points. For the period from January 1, 2017 to May 26, 2017, the average interest rate was 3.84% and for the year ended December 31, 2016 the average interest rate was 2.89%. The loan has required debt service payments based on principal amortization over 20 years and would have matured on March 27, 2017 in the event the Company had not exercised its option to extend the loan for one year. The Company paid an extension fee in the amount of $11,400. The outstanding principal balance as of May 26, 2017 and December 31, 2016 was $7,031,647 and $7,115,152, respectively.

The mortgage loan issued in December 2015 bears a variable interest rate of Prime or 4%, whichever is greater, and matures in June 2017. The outstanding principal balance as of May 26, 2017 and December 31, 2016 was $3,069,733.

On June 10, 2016, the Company refinanced its $3.7 million mortgage payable. The $3.7 million loan was replaced with a new mortgage loan. The new mortgage loan bears interest as a fixed annum rate of 3.93%, has debt service payments based on principal amortization over 25 years, and matures in June 2019. The outstanding principal balance as of May 26, 2017 and December 31, 2016 was $2,401,146 and $2,425,773, respectively.

The carrying amount of the Company’s variable rate debt approximates its fair value as of May 26, and as of December 31, 2016.

Notes Payable

The following table summarizes the notes payable as of May 26, 2017 and as of December 31, 2016:

				Outstanding Principal
	Initial	Interest		May 26,	December 31,
Issuance Date	Balance	Rate	Maturity Date	2017	2016
July 2013	$1,500,000	7.25%	August 2018	$428,864	$563,299
June 2016	338,091	5.50%	June 2019	338,091	338,091
June 2016	661,909	5.50%	June 2018	367,199	502,602
Total outstanding principal				1,134,154	1,403,992
Debt issuance costs				(19,750)	(19,750)
Accumulated amortization				6,314	3,659
Notes payable net of unamortized debt costs				$1,120,718	$1,387,901

Notes payable as of May 26, 2017 and December 31, 2016 were $1,134,154 and $1,403,992, respectively. The loans have fixed interest rates ranging from 5.5% to 7.25% and mature during the period between June 2018 and June 2019. The weighted average interest rate on the notes during the period from January 1, 2017 to May 26, 2017 and for the year ended December 31, 2016 was 6.16% and 6.20%, respectively.

Holmwood Capital, LLC
Notes to the Consolidated Financial Statements
For the period from January 1, 2017 to May 26, 2017 and for the year ended December 31, 2016

On June 10, 2016, the Company received $1 million in loan proceeds from a financial institution. The loan was pursuant to two promissory notes, one in the original principal amount of $338,091, and one in the original principal amount of $661,909. The notes bear interest at 5.5% per annum.  The $338,091 note matures in June 2019, requires interest only payments for the first 24 months and then monthly payments will increase in order to fully amortize the loan over the remaining 12 months of its term.  The $661,909 note’s debt service payment is based on principal amortization over 2 years. At May 26, 2017, the Company had unamortized debt issuance costs relating to these loans of $13,436, net of $6,314 of accumulated amortization.

In July, 2013, the Company entered into a $1.5 million promissory note and related collateral pledge and security agreement to finance certain reserves and closing costs related to closing a $10.7 million mortgage loan. The promissory note’s outstanding balance as of May 26, 2017 and December 31, 2016 was $428,864 and $563,299, respectively. The promissory note bears interest at 7.25% and the monthly debt service payment is $30,008 based on the principal fully amortizing over a five-year term. The promissory note is secured by the Company’s membership interests in three of its properties. There were no debt issuance costs in connection with this promissory note.

Future Principal Payments

The following is a schedule of the future principal payments on the Company’s mortgages and notes payable at May 26, 2017.

	Mortgages	Notes
Year Ended	Payable	Payable
2017	$3,391,427	$522,409
2018	7,113,452	439,986
2019	2,512,561	171,759
2020	221,910	-
2021	233,879	-
Thereafter	9,112,056	-
	$22,585,285	$1,134,154

* Represents period from May 27, 2017 to December 31, 2017.

8.
Related Parties

HC Government Realty has advanced Holmwood funds to meet certain equity requirements needed for a property refinancing and to fund other working capital needs. As of May 26, 2017 and December, 31, 2016, the net funds outstanding totaled $121,848 and $410,861. During the period from January 1, 2017 and May 26, 2017, the Company made payments totaling $289,013.

Property management fees are charged by the Asset Manager to Holmwood through an informal agreement between the two parties. Under the terms of the property management agreements, Holmwood pays the Asset Manager a monthly management fee of 3% of all gross receipts from each property or $1,000 a month, whichever is greater. In connection with this agreement, Holmwood paid the Asset Manager property management fees of $41,924 during the period from January 1, 2017 to May 26, 2017 and $100,706 for the year ended December 31, 2016.

Holmwood Capital, LLC
Notes to the Consolidated Financial Statements
For the period from January 1, 2017 to May 26, 2017 and for the year ended December 31, 2016

Asset management fees are charged by the Asset Manager to Holmwood through an informal agreement between the two parties. Holmwood pays the Asset Manager a monthly asset management fee equal to 2.4% of each property’s gross revenues or $1,000 per month, whichever is greater. Asset management fees totaled $37,081 during the period from January 1, 2017 and May 26, 2017 and $91,946 for the year ended December 31, 2016.

9.
Contributions and Distributions

No contributions were made by the Company’s owners during the period from January 1, 2017 to May 26, 2017 and for the year ended December 31, 2016.

The Company made distributions during the period from January 1, 2017 to May 26, 2017 and for the year ended December 31, 2016 in the aggregate of $0 and $374,889, respectively.

10.
Operating Leases

Our rental properties are subject to generally non-cancelable operating leases generating future minimum contractual rent payments due from tenants. Occupancy of the operating properties was at 100% at May 26, 2017 and lease terms ranged from 3 to 12 years. As of May 26, 2017, the future minimum rents for existing leases are as follows:

Holmwood Capital, LLC
Notes to the Consolidated Financial Statements
For the period from January 1, 2017 to May 26, 2017 and for the year ended December 31, 2016

Future
Minimum
Year Ended	Rents
2017	$2,079,504
2018	3,465,839
2019	3,465,839
2020	3,465,839
2021	3,111,833
Thereafter	5,203,403
Total	$20,792,257

* Represents period from May 27, 2017 to December 31, 2017

On May 26, 2017, all operating leases were transferred to HC Gov Realty in connection with the Contribution Transaction.

11.
Commitments and Contingencies

In connection with a property acquisition in 2015, the property, located in Port Canaveral, Florida, was purchased subject to a ground lease. The ground lease has an extended term of 30 years to 2045 with one 10-year renewal option. The Company made ground lease payments of $27,923 during the period from January 1, 2017 to May 26, 2017 and $71,094 for the year ended December 31, 2016.

The Company can be party to or otherwise be involved in legal proceedings arising in the normal and ordinary course of business. We are not aware of any proceeding, threatened or pending, against us which, if determined adversely, would have a material effect on our business, results of operations, cash flows or financial position.

12.
Subsequent Events

Mortgage Payable

The mortgages entered into in July 2013, June 2016 and April 2015 were assumed by HC Gov Realty in connection with the Contribution Transaction.

The mortgage loan issued in December 2015 was assumed by HC Gov Realty in connection with the Contribution Transaction and subsequently refinanced with another bank.

The mortgage loan issued in April 2015 with an original maturity date of March 25, 2018, was assumed by HC Gov Realty in connection with the Contribution Transaction and was subsequently extended to June 25, 2018. In addition, on April 17, 2018, HC Gov Realty received a loan commitment from a lending institution to refinance this mortgage loan. The terms of the commitment specify interest is based on the 1-month LIBOR plus 235 basis points, principal payments are based on a 17 year amortization period and matures 2 years from date of closing. The financing contains other terms and conditions customarily associated with mortgage lending. The HC Gov Realty refinancing is expected to close on or before April 27, 2018.

Holmwood Capital, LLC
Notes to the Consolidated Financial Statements
For the period from January 1, 2017 to May 26, 2017 and for the year ended December 31, 2016

Notes Payable

Concurrent with the May 26, 2017 closing of the Contribution Transaction all outstanding notes payable were assumed by HC Gov Realty and paid off.

Other

Since May 26, 2017, the Company has received $366,628 of distributions with respect to the OP Units received as part of the Contribution Transaction.

The Company evaluated subsequent events through April 26, 2018, the date the consolidated financial statements were available to be issued. The Company concluded no additional material events subsequent to May 26, 2017 were required to be reflected in the Company’s consolidated financial statements or notes as required by standards for accounting disclosures of subsequent events.

Item 8. Exhibits

The following exhibits are filed as part of this annual report on Form 1-K:

Exhibit Number	Description

2.1	Articles of Incorporation of HC Government Realty Trust, Inc., incorporated by reference to Exhibit 2.1 to the Company’s Offering Statement on Form 1-A filed on June 15, 2016
2.2	Articles Supplementary of HC Government Realty Trust, Inc., incorporated by reference to Exhibit 2.2 to the Company’s Offering Statement on Form 1-A filed on June 15, 2016
2.3	Bylaws of HC Government Realty Trust, Inc., incorporated by reference to Exhibit 2.3 to the Company’s Offering Statement on Form 1-A filed on June 15, 2016
4.1	Form of Subscription Agreement, incorporated by reference to Exhibit 4.1 to the Company’s Current Report on Form 1-U filed on December 21, 2017
6.1	Agreement of Limited Partnership of HC Government Realty Holdings, L.P., incorporated by reference to Exhibit 6.1 to the Company’s Offering Statement on Form 1-A filed on June 15, 2016
6.2
First Amendment to the Agreement of Limited Partnership of HC Government Realty Holdings, L.P., incorporated by reference to Exhibit 6.2 to the Company’s Offering Statement on Form 1-A filed on June 15, 2016

6.3	Limited Liability Company Agreement of Holmwood Portfolio Holdings, LLC, incorporated by reference to Exhibit 6.3 to the Company’s Offering Statement on Form 1-A filed on June 15, 2016
6.4
Contribution Agreement by and between Holmwood Capital, LLC and HC Government Realty Holdings, L.P., incorporated by reference to Exhibit 6.4 to the Company’s Pre-Qualification Amendment No. 2 to its Offering Statement on Form 1-A filed on September 16, 2016

6.5
Form of Tax Protection Agreement by and between Holmwood Capital, LLC and HC Government Realty Holdings, L.P., incorporated by reference to Exhibit 6.5 to the Company’s Pre-Qualification Amendment No. 1 to its Offering Statement on Form 1-A filed on July 29, 2016

6.6
Form of Registration Rights Agreement by and between Holmwood Capital, LLC and HC Government Realty Trust, Inc., incorporated by reference to Exhibit 6.6 to the Company’s Pre-Qualification Amendment No. 4 to its Offering Statement on Form 1-A filed on October 24, 2016

6.7
Form of Registration Rights Agreement by and between Holmwood Capital Advisors, LLC and HC Government Realty Trust, Inc., incorporated by reference to Exhibit 6.7 to the Company’s Pre-Qualification Amendment No. 4 to its Offering Statement on Form 1-A filed on October 24, 2016

6.8
Management Agreement by and among Holmwood Capital Advisors, LLC, HC Government Realty Trust, Inc. and HC Government Realty Holdings, L.P., incorporated by reference to Exhibit 6.8 to the Company’s Offering Statement on Form 1-A filed on June 15, 2016

6.9	Form of Independent Director Agreement, incorporated by reference to Exhibit 6.9 to the Company’s Offering Statement on Form 1-A filed on June 15, 2016
6.10	Form of Independent Director Indemnification Agreement, incorporated by reference to Exhibit 6.10 to the Company’s Offering Statement on Form 1-A filed on June 15, 2016
6.11
Form of Officer/Director Indemnification Agreement, incorporated by reference to Exhibit 6.11 to the Company’s Pre-Qualification Amendment No. 1 to its Offering Statement on Form 1-A filed on July 29, 2016

6.12
2016 HC Government Realty Trust, Inc. Equity Incentive Plan, incorporated by reference to Exhibit 6.12 to the Company’s Pre-Qualification Amendment No. 4 to its Offering Statement on Form 1-A filed on October 24, 2016

6.13
First Amendment to Contribution Agreement by and between Holmwood Capital, LLC and HC Government Realty Holdings, L.P., dated as of June 10, 2016, incorporated by reference to Exhibit 6.25 to the Company’s Pre-Qualification Amendment No. 2 to its Offering Statement on Form 1-A filed on September 16, 2016

6.14
Second Amendment to Contribution Agreement by and between Holmwood Capital, LLC and HC Government Realty Holdings, L.P., dated as of May 26, 2017, incorporated by reference to Exhibit 6.1 to the Company’s Current Report on Form 1-U filed on June 2, 2017

6.15	First Amendment to 2016 HC Government Realty Trust, Inc. Equity Incentive Plan
8.1
Form of Escrow Agreement by and among Branch Banking & Trust Company, HC Government Realty Trust, Inc., and Orchard Securities, LLC, incorporated by reference to Exhibit 8.1 to the Company’s Pre-Qualification Amendment No. 4 to its Offering Statement on Form 1-A filed on October 24, 2016

8.2
Assignment of Escrow Agreement by and among HC Government Realty Trust, Inc., Branch Banking & Trust Company, Orchard Securities, LLC and SANDLAPPER Securities, LLC, dated as of April 10, 2017, incorporated by reference to Exhibit 8.1 to the Company’s Current Report on Form 1-U filed on April 25, 2017

8.3
Assignment of Escrow Agreement by and among HC Government Realty Trust, Inc., Branch Banking & Trust Company, Boustead Securities, LLC and SANDLAPPER Securities, LLC, dated as of December 20, 2017, incorporated by reference to Exhibit 8.1 to the Company’s Current Report on Form 1-U filed on December 21, 2017.

SIGNATURES

Pursuant to the requirements of Regulation A, the issuer has duly caused this report to be signed on its behalf by the undersigned, thereunto duly authorized.

HC GOVERNMENT REALTY TRUST, INC.

By:	/s/ Edwin M. Stanton
Edwin M. Stanton
Director and Chief Executive Officer

Pursuant to the requirements of Regulation A, this report has been signed by the following persons in the capacities and on the dates indicated.

Name	Title	Date

/s/ Edwin M. Staton	Director and Chief Executive Officer	April 27, 2018
Edwin M. Stanton	(principal executive officer)

/s/ Jason D. Post	Vice President of Finance and Corporate Controller	April 27, 2018
Jason D. Post	(principal accounting officer)

/s/ Philip Kurlander	Director and Treasurer	April 27, 2018
Philip Kurlander	(principal financial officer)

/s/ Rober R. Kaplan	Director	April 27, 2018
Robert R. Kaplan

/s/ Scott Musil	Director	April 27, 2018
Scott Musil

/s/ William Robert Fields	Director	April 27, 2018
William Robert Fields